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Exhibit 10.22

MASTER AGREEMENT
BETWEEN
AMERICAN CRYSTAL SUGAR
COMPANY
AND
BAKERY, CONFECTIONERY, TOBACCO WORKERS
& GRAIN MILLERS
AFL-CIO, CLC
SUGAR COUNCIL
August 1, 1999 to July 31, 2002

MASTER AGREEMENT
PREAMBLE

    The parties to this Agreement are American Crystal Sugar Company, a Minnesota agricultural cooperative, having its general offices at 101 North Third Street, Moorhead, Minnesota 56560, and United Sugars Corporation at 7801 E. Bush Lake Road, Bloomington, Minnesota 55439, hereinafter referred to as the Employer or the Company, and the Bakery, Confectionery, Tobacco Workers & Grain Millers, AFL-CIO, CLC, at 4949 Olson Memorial Highway, Minneapolis, Minnesota 55422, and its affiliated Local Unions: No. 264-G, East Grand Forks, Minnesota; No. 265-G, Chaska, Minnesota; No. 266-G, Moorhead, Minnesota; No. 267-G, Crookston, Minnesota; No. 269-G, Mason City, Iowa; No. 326-G, Drayton, North Dakota; and No. 372-G, Hillsboro, North Dakota, hereinafter referred to as the Union.

ARTICLE I
RECOGNITION

    1.1  Union Recognition  Employees have designated the Union as their bargaining representative for the purpose of collective bargaining in respect to rates of pay, wages, hours of employment, or other conditions of employment. The Employer recognizes the Union as the sole collective bargaining agent for all employees at the above-mentioned factories, excluding: Maintenance Superintendent, Production Superintendent, Factory Chemist, Electrical/Instrument Supervisor, Shift Supervisor, Packaging Supervisor, Molasses Desugarization Supervisor, Harvest Maintenance Supervisor, Agronomy Manager, Occupational Health Nurse, Secretary, Central Warehouse Manager, Central Warehouse Clerk, Employee Relations Coordinator, Agriculturists, Sugarbeet Quality Lab Superintendent, Factory Office Employees (except at the Moorhead, Crookston, and Hillsboro factories, where they shall be included, except the Factory Accounting Supervisor, Office Administrator), and any individual employed as a "Guard" as defined in Section IX (b)(3) of the National Labor Relations Act, as amended.

    1.2  Agriculture and Beet Receiving Employees:  The Agriculture Repair Foreman, Agriculture Repairman, and the Agriculture Mechanic Helper at Moorhead, Crookston, East Grand Forks, Drayton, and Hillsboro, and the beet receiving employees working within the factory grounds at all factories are covered by this Agreement, but the Agricultural Equipment Superintendent, and the work of moving beets from outside beet receiving stations to the factory shall not be covered by this Agreement.

    1.3  Specialized Work:  It is understood that situations may arise wherein it will be necessary to employ temporarily especially skilled labor such as bricklayers for relining kilns, for example, and it is agreed that when so performed, such work and employees performing it are exempt from this Agreement, and it is further agreed that if practicable and not prohibited by law, members of the American Federation of Labor and Congress of Industrial Organization, or Canadian Labor Congress shall be given preference in such noncovered work.

    1.4  Work Covered:

    (a) All work performed at the above listed plants, including beet seed cleaning, necessary to prepare for the production and the production of sugar and its byproducts, warehousing and distribution thereof at the plant site shall be covered by this Agreement. This work includes factory maintenance, repairs, additions, improvements and replacements, provided such work falls within the experience and qualifications of the employees.

    (b) Loading Trucks: The loading of trucks with our product or by-products shall be performed by bargaining unit personnel and not by drivers or others who are not members of the bargaining unit.

    (c) Non-Bargaining Unit Work: Supervisors and other plant personnel excluded from the bargaining unit will not be permitted or assigned to do work covered by the bargaining unit, except as outlined in 1 through 5 below:

      1.  Experimental, testing or Research & Development projects.

      2.  Training or instruction.

      3.  Demonstrating the correct use of tools and equipment.

      4.  Acting to prevent an accident or injury to an employee, damage to equipment or damage to product.

      5.  Emergency situations.

    It is also understood that in some situations, such as the DuoFiber start up, special agreements may be agreed to by both parties that amend Article 1.4.

    1.5  Subcontracting Beet Moving in Factory Yards:  In the event the work of moving beets from storage piles in the factory yards to the factory flumes is contracted to some independent contractor, it is understood that such contractor will be required to agree to pay his employees while engaged in such work not less than the minimum rate per hour at the factory in question up to 40 hours in any one week, and time and one-half to be paid for work performed in excess of 40 hours in any one week.

    1.6  Contracting Work:  The Company agrees that, except in cases of emergencies, it shall give the bargaining committee at the plant at least 15 working days written notice prior to the time the contract is awarded of its intention to sub-contract. The notice shall set forth the scope of the work to be performed and reasons behind the Company's intention to sub-contract. Within 10 working days of receiving the notice, the union committee may request a meeting to discuss the proposed sub-contract and the Company shall then meet with the union committee to discuss the sub-contract prior to the work being awarded. In addition the parties have agreed to a letter of agreement on implementation.

    1.7  Management Rights:  The Company shall have full power and authority to determine all matters in connection with plant operations, including the right to introduce labor-saving devices or new processes which are not inimical to the safety and health of employees. When such devices are installed, or new processes are attempted, the Company will meet with the Local Union Committee to discuss such changes. It is further agreed that six months later the Company and Local Union will meet to re-assess such changes if requested by the Local Union. The Company shall have the right to close any plant when they genuinely believe it to be in the best interests of the Company.

    1.8  Job Elimination:  Any employee whose job has been eliminated shall retain his/her classified rate of pay until he/she is able to successfully bid on a permanent position of equal or greater classification. Employees who are on a protected rate status must bid on positions for which they are qualified.

If a vacancy occurs in a classification in which there are employees on rate protection status, the senior employee in such status shall be placed in the vacancy and the position will not be posted for bids.

In the event that an employee under the protection of this Section is placed or bids into a permanent position of equal or greater classification, any subsequent elimination of the new position will result in protection of the new rate for the period of time specified above.

ARTICLE II
DEFINITIONS

    2.1  Inter-Campaign:  Inter-campaign shall mean that portion of the year, which is not included in the definitions of campaigns below.

    2.2  Beet Campaign:  Beet Campaign period means the period starting with the first twenty-four (24) hour period during which beets are sliced. The beet campaign period will end 5 days (7 days at East Grand Forks and Hillsboro) after the last beets are sliced. At the Mason City and Chaska plants no part of the year shall be considered as campaign.

    2.3  Syrup and Desugarization Campaign:  Syrup and/or Desugarization Campaign shall be the period starting with the beginning of the first twenty-four (24) hour period during which stored syrup is processed and ending four (4) days after the last stored syrup has been processed into dried sugar. During the syrup and/or desugarization campaign all employees (including the Sugar Warehouse Foremen and Assistant Warehouse Foremen, when warehouse crew is used for the production of sugar), whose jobs are directly related to such production shall be considered as working in the campaign, and all employees who are not assigned to syrup and/or desugarization campaign shall be considered as working on the inter-campaign schedule.

    2.4  Year-Round Employees:  A year-round employee shall be any employee who:

1.
is hired as year-round;

2.
works 75 percent of the scheduled work days in any twelve (12) month period; *(Compensible time lost by an employee need not be made up to qualify as year-round. Employees who qualify as year-round may refuse year-round seniority if they so desire, at any time they qualify for year-round.)

3.
continues on after beet, syrup or desugarization campaign, or is laid off for a period of less than 31 days at the end of such campaign.

    All employees, except Office and Packaging, qualifying for year-round status under the 75% provision as defined above, must possess a minimum skill level of Mechanics Helper to be considered as a year-round employee. However, if an Office or Packaging Employee bids on a position outside of these areas, such employees will be required to have a minimum skill level of Mechanic Helper.

    It is further recognized that campaign employees may be retained or recalled for up to 2 weeks at the end of their assigned campaign to assist with plant cleanup and shall not become year round employees. It is further recognized that the size of the year-round crew at each factory may vary from one contract year to another; and, in this connection, it is agreed that any increase in or reduction of the size of the year-round crew at any factory during any contract year shall be based upon seniority and the ability and physical qualifications of the affected employees to perform the inter-campaign work to which they are assigned in satisfactory manner.

    *Date for calculation of whether an employee qualified under the 75% provisions will be their date of hire or any date of recall from lay-off.

    Year-Round Employees—Example of 75% Rule

  (a)
  2080 hours per year + shift schedule overtime days × 75%

  Example:

  Shift work schedule

  2080 hours + 72 hours (9 scheduled overtime days) = 2152

  2152 hours/8 hours per days = 269 days × 75% = 202 days

  Straight day schedule

  2080 hours/8 hours per day = 260 days × 75% = 195 days

  Note: overtime hours not included in calculation unless scheduled work day according to rotating shift schedule.

  (b)
  Qualifications for year round employees via 75% rule

  1.
  Must possess skills of at least a Mechanic & Electricians Helper as below:

  a.
  Minimum required tools (list).

  b.
  Must demonstrate how to properly use said tools and must identify said tools by name.

  c.
  Must successfully pass a minimum mechanical Aptitude Assessment Test.

  d.
  Ability to read and understand written information at the 7th grade level.

  e.
  Pass a basic welding and cutting exam.

    (c) Each contract year, the Company will pay 100% of the cost of tuition and books for a basic welding and cutting course offered through a local AVTI or other means for a maximum of 10 campaign employees who are interested in obtaining the skill qualifications for Mechanic & Electrician Helper. A sign up list will be posted on October 1 of each year for a period of 15 days for employees to indicate their desire to receive training on their own time. The 10 most senior employees who are otherwise qualified for a mechanic helper will be selected for participation.

    (d) Provisions of 2.4 may be waived to allow the use of bargaining unit employees for specific projects if mutually agreed to by the local union committee and local management. Such agreements must be approved by the Bakery, Confectionery, Tobacco Workers and Grain Millers International Vice President and Corporate Vice President—Human Resources.

    2.5  Campaign Employees:  A "Campaign Employee" is an employee who is not a year round employee as defined in Section 2.4. Refer to Section 2.2, Mason City and Chaska.

    2.6  Temporary Employees (Chaska & Mason City):  A "Temporary Employee" is an employee who is not a year-round employee as defined in Section 2.4. A temporary employee is employed specifically to perform the duties of base positions at Chaska & Mason City. A temporary employee that is credited with one hundred ninety-five (195) days worked in any twelve (12) month period shall be considered year-round and will be entitled to all benefits accumulated.

ARTICLE III
WORK SCHEDULES

    3.1  Campaign Work Schedules:

    (a) During campaign, employees will be assigned to work crews which are scheduled to work for eight (8) hours per day, five (5) days per week for three (3) weeks, and eight (8) hours per day, six (6) days per week every fourth (4th) week in accordance with the appended campaign shift schedule. During campaign the work week shall be from 8:00 a.m. Monday to 8:00 a.m. the following Monday.

    (b) During campaign, office and agriculture repair employees shall work Monday through Friday, commencing at 8:00 a.m. and running for eight (8) hours each day exclusive of a lunch period which shall be allowed without pay at such time each day and for such length as may be agreed upon at each plant.

    (c) During campaign, beet receiving employees, for so long as they are employed, shall work such number of hours each day and for such number of days each week as is necessary to handle beets as received.

    (d) During campaign, other employees not on jobs requiring 24-hour staffing shall work five (5) or six (6) eight (8) hour days per week on a regular schedule as the Company shall determine for each such employee which shall give the employee three (3) forty (40) hour weeks and one (1) forty- eight (48) hour week every four (4) weeks. Employees assigned to straight day jobs only shall work five (5) eight (8) hour days per week. Exceptions to working schedules can vary by mutual agreement between the Company and Local Union.

    (e) Upon mutual agreement with the Company and the Local Union, 7:00 a.m. may be the scheduled starting time.

    (f)  Employees who are working a Monday through Friday rotating shift schedule, may elect to start shift on Sunday nights. The work week for all employees on such a schedule at a given location will begin at 12:00 A.M. Sunday and will not cause overtime to be paid for such start. The Company and Union will jointly review this provision each year and must mutually agree to any continuance.

    3.2  No Loss of Time at End of Campaign:  Appropriate work schedules will be established to prevent a year-round employee from loss of time worked at the close of campaign. During this period if an employee is scheduled to work more than one shift in a twenty-four (24) hour period, he will be allowed at least eight (8) hours off between shifts, provided that this shall not prevent the Employer from working an employee overtime.

    3.3  Campaign Work Schedules:

    (a) During campaign all employees who have regular relief shall make a complete rotation of all three shifts. Employees on jobs staffed on a two (2) shift basis will change shifts as per mutual agreement between the Local Union and the Company at each plant.

    (b) Campaign Work Schedule: Each employee whose job required twenty-four (24) hour staffing during campaign, as determined by the Company, will be assigned to one of four work crews to be designated A, B, C and D, and during campaign, each employee shall work the days and shifts as indicated for his crew on the appended work schedule. Each year at the start of the campaign season, each crew will change their crew designation from A to B, B to C, C to D and D to A. The schedule shall begin on September 1 and ends on the day campaign actually ends.

    3.4  Inter-Campaign Work Schedules:  During inter-campaign, employees are scheduled to work Monday through Friday commencing at 8:00 a.m. and running for eight (8) hours each day exclusive of a lunch period which shall be allowed without pay at such time each day and for such length as may be agreed upon at each plant. There shall be a break period approximately in the middle of the first (1st) four (4) hours of work and another break period approximately in the middle of the second (2nd) four (4) hours of work. Such breaks are to be scheduled by management so as not to interfere with normal operations. This time is to be paid for by the Company. Upon mutual agreement with the Company and the Local Union, 7:00 a.m. may be the scheduled starting time.

    During the months of September through March, the workday for employees at Chaska and Mason City shall commence at 8:00 a.m. and run for eight (8) hours inclusive of a twenty (20) minute paid lunch period.

    Company will not use whistles for signaling the beginning and ending of breaks.

    3.5  Lunch Period:

    (a) During the inter-campaign period the lunch period will be one-half (1/2) hour duration, to be scheduled by the Company in accordance with past practice. The Company recognizes that there will be occasions when an employee is required to work beyond his normal shift without notice. In the event that such unexpected work extends more than two (2) hours beyond the end of an employee's normal shift, the Company agrees to grant such employee a thirty (30) minute paid lunch period.

    (b) Campaign Shift Work: Shift employees whose duties are being performed during one of one, two or three shifts of eight (8) hours each may take a twenty (20) minute paid lunch period; also a ten (10) minute paid rest period approximately midway in the first four (4) hours and in the last four (4) hours of each shift provided that the nature of their employment is such that no interruption of their duties will result. In the event the nature of their employment requires constant attendance, relief will be supplied, but it is agreed that no relief will be requested by employees who can normally eat their lunch while in performance of their duties.

    3.6  Inter-Campaign Shift Work:  During the inter-campaign when work is required on two or more shifts, the shifts will start and end at times determined by mutual agreement between the Local Union and the Company Each shift will be eight (8) hours long and employees assigned to their particular work will receive a ten (10) minute paid rest period approximately midway through the first four (4) hours and the last four (4) hours as well as a twenty (20) minute paid lunch period.

    Management may, at its discretion, operate some or all packaging lines on a three (3) shift five day-per-week basis, Monday through Friday. This schedule, if adopted, would apply to both campaign and inter-campaign periods.

    Employees who are working a Monday through Friday rotating shift schedule, may elect to start shift on Sunday nights. The work week for all employees on such a schedule at a given location will begin at 12:00 A.M. Sunday and will not cause overtime to be paid for such start. The Company and Union will jointly review this provision each year and must mutually agree to any continuance.

    If it becomes necessary to schedule packaging line crews on a seven day a week basis for an extended period of time the Company will discuss the scheduling needs with the Local Union Committees. The Company will schedule one weekend per month off for those employees who so request.

    3.7  Notice of Shift Change:  During inter-campaign an employee will be given at least twenty-eight (28) hours notice before being assigned to any two or three shift schedule.

    3.8  Split Shifts:  There will be no split shifts. This is to mean that work in any one day will be continuous except for the recognized lunch periods.

    3.9  Shift Differential:  During inter-campaign there shall be a shift differential of fifteen ($.15) cents per hour for the 4 to 12 shift, and twenty ($.20) cents per hour for the 12 to 8 shift. If two or more shifts are scheduled these shifts shall be rotated. Shift differential shall be computed in holiday, vacation and overtime pay.

ARTICLE IV
OVERTIME

    4.1  Workday and Workweek:

    (a) The regular workday shall be eight (8) hours. The regular workweek shall be forty (40) hours. For purposes of determining when overtime occurs, a week shall be measured from 8:00 a.m. Monday to 8:00 a.m. the following Monday and a day shall be measured from 8:00 a.m. of one day to 8:00 a.m. on the following day.

    (b) For any plant which has elected, under Article III, 3.4, to start at 7:00 a.m., the workweek shall be measured from 7:00 a.m. Monday to 7:00 a.m. the following Monday, and a day shall be measured from 7:00 a.m. one day to 7:00 a.m. the following day.

    4.2  Overtime at Time and One-Half:  Overtime shall be paid for at the rate of one and one-half (1/2) times the straight-time rate.

    (a) for all work in excess of eight (8) hours per day;

    (b) for all work in excess of forty (40) hours per week;

    (c) for all work in excess of eight (8) consecutive hours in two (2) days except when changing shifts;

    (d) for all work performed on the sixth (6th) day of any week.

    (e) When Article IV, 4.10 does not apply, then all overtime shall be awarded according to seniority where ability is sufficient to perform the work required.

    4.3  Overtime at Double Time:  Overtime shall be paid for at the rate of two (2) times the straight-time rate of pay:

    (a) for all work in excess of sixteen (16) hours per day;

    (b) for all work in excess of sixteen (16) consecutive hours in two (2) days, except when changing shifts;

    (c) for all work performed on the seventh (7th) day of any week.

    (d) When Article IV, 4.10 does not apply, then all overtime shall be awarded according to seniority where ability is sufficient to perform the work required.

    4.4  Holdover and Call-In:  A limit of two (2) hours holdover on the midnight to 8:00 a.m. shift may be considered part of the regular shift and paid for at the appropriate overtime rate. If more than two (2) hours are devoted to such holdover, all hours worked after 8:00 a.m. will be credited to, and paid for as work performed in that work day.

    4.5  Saturday and Sunday Work:  All work performed on Saturday during inter-campaign shall be paid for at one and one-half (1 1/2) times the straight-time rate of pay and all work performed on Sunday during inter-campaign shall be paid for at double the straight-time rate of pay. This does not apply to those employees assigned to a four shift, shift rotation.

    4.6  Holidays Off Count As Hours Worked:  For the purpose of computing overtime, payment for recognized holidays shall be considered as eight (8) hours time worked, provided the holiday falls on a day which would otherwise have been a regularly scheduled workday for the employee.

    4.7  No Pyramiding Overtime:  Overtime shall not be pyramided. For instance, a particular hour of work shall be computed as overtime under only one provision of this Agreement and if an hour is counted as overtime, it shall not also operate to convert other regularly scheduled straight-time into additional overtime.

    4.8  No Layoffs To Equalize Overtime:  Employees shall not be asked or required to lay off regular straight-time work hours to equalize overtime by them.

    4.9  Time Lost Not Limiting Overtime:  Time lost by an employee because of illness, injury, excused absence or while on paid sick leave or paid vacation, need not be made up to qualify for any overtime compensation.

    4.10  Assignment of Overtime:  During campaign when overtime is required the employee so classified who worked the preceding shift shall work the first four (4) hours and the employee so classified on the following shift shall work the last four (4) hours, except that upon mutual agreement of the employee and the Company (or employee is not available) the work may be assigned to another employee.

    During inter-campaign when overtime is required, year-round employees shall have preference over campaign employees. When assigning employees to new crews that are scheduled for overtime, the more senior employees in the needed classifications shall be assigned to such work provided they have the qualifications to do the work required.

    Employees will be notified of overtime as far in advance as possible. The Company may require employees to perform overtime work; provided, however, employees may be excused from overtime work by the Company. In the event there is a choice among two or more present and qualified employees who prefer not to work, the least senior shall be required to work the overtime.

    The Company shall attempt to notify employees by 4:00 p.m. on Thursdays when Saturday or Sunday work is required during inter-campaign. If employees are notified later than 4:00 p.m. on Thursday, employees may refuse such work on the basis of seniority provided that the lowest seniority employees in the needed classifications must accept such work. The notification requirement as specified above shall be satisfied by the Company posting the names of those employees affected at a location mutually agreed upon between the Local Union and the Company.

    Temporary employees (Chaska & Mason City) may not be used for overtime assignments until all eligible regular full-time employees have had an opportunity for such overtime.

    4.11  Report-In Pay:  An employee called to work by the Company, or reporting for work when regularly scheduled shall, unless the Company shall have instructed him not to come or report to work, be given at least two (2) hours work, or in lieu thereof, be credited with at least two (2) hours work for pay purposes. Notwithstanding the foregoing, there shall be no minimum report-in pay or work for employees reporting at the start of campaign or during campaign when factory operation is hampered due to insufficient supply of beets.

    4.12  Call Back Pay:

    (a) In the event of a call of an employee to duty after he had put in his shift and left the factory, if he devotes less than four (4) hours on such call he shall be credited with four (4) full hours of work. If however, the call back is within the two (2) hour period just prior to his next regularly scheduled shift, he shall be credited with the time he starts work up to the starting time of his next regularly scheduled shift. In either event such time will be paid for at his established overtime rate.

    (b) An employee shall be considered as having left the factory when he punches his time card at the end of his regular shift.

    (c) An employee called back to work will be advised as to the particular job for which he is being called back.

    (d) The employee will be excused upon his completion of the work he was called back to perform.

    (e) All call backs shall be made on a seniority basis where ability is sufficient to perform the work required.

ARTICLE V
SENIORITY

    5.1  Seniority and How Lost:  Seniority shall be based upon the employee's continuous service with the Company at the plant where he is employed. An employee's total length of service shall date from the time he was first placed on the Company payroll, provided that his service has been continuous as hereinafter defined. In the event that the employee's service has not been continuous, as hereinafter defined, from the time he was first placed on the payroll, his total length of service shall be the period last past during which his service was continuous.

    An employee's service is deemed to be continuous for purposes of seniority as long as he works during each successive campaign and in addition thereto works each successive inter-campaign to the extent that employment is offered to him. Continuous service shall not be broken due to lay-off of less than one year or absence due to sickness or injury or leave of absence or other reasons approved by the Company. However, an employee's continuous service shall be broken by any of the following:

    (a) Voluntary quit;

    (b) Discharge for just cause;

    (c) Lay-off for a period of one (1) year;

    (d) Failure to return after a leave of absence without reasonable excuse;

    (e) Failure to offer his services to the Company for campaign work in accordance with the Company's rules regarding offering of services for campaign employment;

    (f)  Except at the start of campaign, failure to report to work within seventy-two (72) hours after recall. The Local Union shall be notified immediately of all such recalls to assist in arranging for the employee to report to work. Employees will be notified by certified mail, with a copy to the Union, if the Company is unable to notify by telephone;

    (g) Leaving the bargaining unit to accept employment with the Company as a management employee;

    (h) At the start of campaign, failure to report to work on the date and at the time specified provided the Company has given the employee twenty-four (24) hours notice, unless the employee has a legitimate reason for such absence.

    5.2  Plant Seniority:  The employee's plant seniority will commence the day he becomes a year-round employee. (Refer to 5.5)

    5.3  Campaign Seniority:  The employee's campaign seniority will commence the day he starts to work as a campaign employee. Campaign seniority shall be calculated by taking the number of days between the date the employee is hired or recalled and the date the employee is laid off.

    Campaign employees shall accumulate seniority during an approved medical leave of absence, but only for the time that the employee would have normally worked.

    Temporary Employees Seniority:  The temporary employees seniority will commence on the day he starts to work as a temporary employee. Temporary employees seniority shall be calculated by adding the actual number of days worked between recall and lay-off.

    5.4  Company Seniority:  In addition to plant seniority, each employee entitled to seniority rights shall have a Company-wide seniority rating based on length of service with the Company.

    5.5  Seniority Dates:

    (a) A year-round employee's plant seniority shall commence on the date when he becomes a year-round employee, and shall include all subsequent and previous continuous service, until he loses seniority as provided in Section 5.1. For purposes of determining previous continuous service for employees attaining year-round status under 2.4(2) the beginning date of the 12 month calculation period shall be used. For those qualifying under 2.4(3) the last date of recall or initial date of hire (whichever is later) shall be used. It is understood that pension benefits and vacations will be computed on the basis of seniority as described above. Insurance benefits shall commence on the date that the employee completes the requirements for year-round status.

    (b) An employee's campaign seniority shall commence with his employment as a campaign employee and shall include all subsequent continuous service as a campaign employee until he loses seniority as provided in Section 5.9 below.

    (c) An employee's temporary seniority shall commence with his employment as a temporary employee and shall include all subsequent continuous service as a temporary employee until he loses seniority as provided in Section 5.9 below.

    (d) When two (2) or more campaign employees obtain year-round status on the same date, the sequence of year-round seniority will be determined by the employee's previous campaign seniority. When two (2) or more current employees with identical seniority dates have a seniority question that cannot be answered in the sentence above, they will in the presence of each other, a Union Representative, and the Employee Relations Coordinator draw numbers from a hat to break the tie for the given seniority question. The employee pulling the lower number will be awarded the higher seniority for the given situation. In the event that any employee cannot be present for the drawing, a Union Representative will take the affected employee's place.

    (e) Employees hired after August 1, 1984, shall follow the same procedure to determine the higher seniority employee. This procedure will permanently determine seniority of the affected employees.

    5.6  Benefits Accumulate:  A year-round employee who is laid off, so long as he retains seniority under this contract, upon recall, retains all prior accumulated year-round seniority for the purpose of computing the benefits of a year-round employee under this Agreement.

    Hospital-medical coverage shall be maintained at the Company's expense for year-round employees on lay-off, so long as they retain seniority under this Agreement.

    A year-round employee who is laid off may continue dental coverage at his own expense, so long as he retains seniority under this Agreement.

    Employees on Disability Retirement will be covered at the Company's expense for Health and Medical Insurance Programs until eligible for Medicare or age 65. Such employees' dependents will be covered as long as they remain dependents or until the employee reaches age 65.

    Early Retirees who qualify under the Pension Program may elect to continue their hospital-medical coverage until age 65 or eligible for Medicare. If such employee elects to continue coverage, the Company shall pay one-half (1/2) of the premium cost for the employee and eligible dependents and the employee shall pay the remaining one-half (1/2).

    Effective August 1, 1984, upon attainment of age 65 or eligibility for Medicare, retirees who qualify under the Pension Program may elect to purchase through the Company, a Medicare Supplement Plan for themselves and a qualifying spouse. The Company shall contribute $15.00 per month per covered individual for those who elect to participate in the Plan and the retiree shall pay the balance of the premium cost.

    A campaign employee who is laid off, shall so long as he retains seniority under Section 5.1 of the Agreement, upon being recalled, retain all prior accumulated campaign seniority for the purpose of computing campaign employee benefits under this Agreement.

    5.7  Inter-Campaign Availability:

    (a) A list of campaign employees available for and desiring inter-campaign work shall be established at the close of each campaign. Campaign employees desiring inter-campaign work shall signify their willingness to be available for such work by placing their names on the list provided within three (3) weeks of its posting. This list shall be depleted before any other sign-ups are hired, provided such sign-ups have the ability to perform the work required. The Company and the Union Committee shall meet within one (1) week to verify the seniority of the employees who signed the list. Employees who later find that contrary to their prior indication either that they will not be available or that they will be available for work must notify the Employer in writing of that fact. Employees who have their name added to the list after the close of the campaign shall not be permitted to use their seniority to bump a junior employee who is working. Employees who sign up for inter-campaign work and fail to report for work within seventy-two (72) hours after notification (provided that the Local Union is notified immediately of all such recalls to assist in arranging for the employee to report to work) except for temporary employment, and have not previously requested their names to be removed from the list shall lose all their accumulated seniority. Failure of an employee to sign up for inter-campaign work shall not result in loss of seniority rights.

    It is understood that employees who are scheduled for recall to the factory within 7 working days of the start of campaign will not be eligible for piling station jobs during the duration of the harvest period, including preharvest.

    It is further agreed that factory employees who are on lay-off may not use their seniority to claim the jobs listed below unless a vacancy exists. Employees who request and receive one of the below listed positions must stay in that position for the duration of the piling season and may return to the factory only as provided in Article 5.7 (b). However, this shall not preclude such employees from bidding or posted positions within the factory. If awarded a bid position, the employee shall immediately move into the new job.

  —Weigh Master
  —Foreman
  —Piler Operator
  —Quality Lab

    It is further agreed that a new 30 day trial period shall apply to Agriculture employees bidding on factory jobs. Agriculture employees who fail the trial period shall be returned to their Agriculture position. Any Agriculture employee who has not completed their initial forty-five (45) day probationary period prior to accepting a factory position must complete a new forty-five (45) day probationary period

    (b) Campaign Availability:  Campaign employees working on the factory receiving crews must indicate their desire to work in the factory operations by signifying their preference on a sign-up sheet within five (5) days of their lay-off from the piling grounds. Those desiring work in the factory shall be placed in positions for which they are qualified by virtue of ability and seniority and receive a new permanent classification. Conversely, any persons on lay-off from the factory must accept agricultural assignments for which they are qualified until a position comes available in the factory. When their regular position becomes available they will be returned to their factory position within three (3) days.

    If an agricultural employee accepts employment in the factory, that individual will be recalled the following year to a factory position for which he/she is qualified.

    Employees whose personal circumstances change may remove their name from the factory work list. This must be done in writing with the notice being received by the Company prior to being notified of a vacancy. Unless this procedure is utilized, preferences shall be binding until the end of the next piling season.

    5.8  Seniority for Inter-Campaign Work:

    Campaign employees, if available, shall be considered in line for all temporary or permanent employment in the inter-campaign period when such work is available. For the purpose of this Article, employment of thirty (30) calendar days or less shall be temporary. Seniority will govern in selecting employees for re-employment provided that the employee's ability and physical qualifications are sufficient to permit him to perform the duties of the job involved in a satisfactory manner. For seniority purposes, effective August 1, 1971, campaign employees who perform work during the inter-campaign period will be credited one (1) full day for each day of work performed, regardless of the number of hours worked.

    5.9  Loss of Campaign and/or Temporary Seniority:

    Campaign seniority shall be lost:

      (a) by the employee's failure to report when called upon, except as above provided when the work is temporary;

      (b) by the employee quitting;

      (c) by discharge for just cause;

      (d) by failure to answer the Company's inquiry as to their availability for campaign work;

      (e) by leaving the bargaining unit to accept employment as a management employee of the Company;

      (f)  except at the start of campaign, failure to report to work within seventy-two (72) hours after recall. The Local Union shall be notified immediately of all such recalls to assist in arranging for the employee to report to work. Employees will be notified by certified mail, with a copy to the Union, if the Company is unable to notify by telephone;

      (g) lay-off for a period of one (1) year;

      (h) at the start of campaign, failure to report to work on the date and at the time specified provided the Company has given the employee 24 hours notice, unless the employee has a legitimate reason for such absence.

    Temporary employees seniority shall be lost by (b), (c), and (g) above. Temporary employees who have lost seniority shall have no rights to recall and shall be considered as terminated.

    The Employer shall notify the Union in writing within five (5) days when an employee having seniority standing is offered employment and refuses same.

    5.10  Seniority Lists:  There shall be three seniority lists in each factory; one showing the seniority of year-round employees, one showing the seniority of campaign employees and the other showing the seniority of the factory harvest employees that do not have a factory title and have not successfully completed the thirty (30) day trial period.

    Temporary employees seniority at Chaska & Mason City will be tracked for purposes of lay-off and recall.

    5.11  Posting Lists:  The year-round seniority list shall be posted on August 1st of each year for a period of thirty (30) days for correction. The campaign seniority list shall be posted five (5) days prior to the start of campaign for a period of thirty (30) days for correction. The agriculture harvest seniority list shall be updated ten (10) days after the completion of harvest and be posted for a period of thirty (30) days for corrections. During the thirty (30) day posting period of the harvest seniority list, the most recent list will be used to determine seniority issues. If no objections are made, they shall be assumed as correct, and the appropriate Local Union Committee shall be furnished a copy of all three lists.

    5.12  Promotions:  Promotions or changes to other classifications shall be made on the basis of plant seniority provided that the employees ability and physical qualifications are sufficient to permit him to perform the duties of the job involved in a satisfactory manner, by mutual agreement between the Union Committee and the Company. However, the Company may offer a promotion to a less senior employee if: (i) the employee has successfully completed a training program in the job under Section 5.19; (ii) the employee has demonstrated he or she is qualified by holding the job temporary under Section 5.13 or (iii) the employee has successfully completed Operational Training under Section 5.20. An employee has the right to accept or reject a promotion. However, if an employee rejects a promotion, another employee with less seniority may be promoted as outlined above. An employee accepting a promotion or change in classification shall be given a fair trial in the new classification, and shall be returned to his old position if he is unable to perform the new assignment satisfactorily The length of the fair trial period shall be determined by mutual agreement between the Union Committee and the Company at the time the employee is offered a promotion. (Minimum of ten (10) working days for Tech. I, II, III and Stations A and a minimum of five (5) working days for Stations., B, C, and D.)

    5.13  Job Openings:  When vacancies occur, or new positions are created, during campaign or inter- campaign such position shall be posted immediately for a period of ten (10) calendar days, and such vacancy shall be filled within five (5) calendar days after the posting period is ended. If a vacancy occurs the qualifications for the position to be set forth in the posted notice shall be the qualifications required to perform the duties of the position. If a campaign position becomes vacant during the inter-campaign period, such position will be posted as provided above. No adjustment in rate will be effective until a fair trial period has been completed at the start of the next campaign for those employees who have not previously demonstrated they are fully qualified for the position. Those employees who have successfully demonstrated their qualifications and who do not need a fair trial period, shall receive the appropriate rate adjustment immediately. An employee covered by the Agreement shall be permitted to apply for such position and if the applicant is qualified he shall be placed in such position. If it is necessary to fill such position during the time the job is posted, it may be filled on a temporary basis, and the employee who is finally accepted shall be placed in such position over the temporary employee. Applications received will be given consideration on the basis of plant seniority provided the employees ability and physical qualifications are sufficient to permit him to perform the duties of the job involved in a satisfactory manner. However, the Company may offer a promotion to a less senior employee if: (i) the employee has successfully completed a training program in the job under Section 5.19; (ii) the employee has demonstrated he or she is qualified by holding the job temporary under Section 5.13; or (iii) the employee has successfully completed Operational Training under Section 5.20.

    When the Company determines to change the content of a job posting it will provide a copy of the new posting to the Union prior to posting. If requested, the Company will discuss the changes with the Union.

    If a job assessment is not available in written form prior to awarding a job, it will not be required for the successful completion of a trial period. However, an on the job evaluation will still be performed.

    Applications shall be in writing and in duplicate on forms provided by the Employer, setting forth in detail the applicant's qualifications. The original copy shall be filed with the Personnel office, and the carbon copy shall be filed with the Employee's Committee of the Local Union. Employees eligible for the filling of vacancies shall be limited to the employees making applications therefore, unless none of the applicants qualify. The names of applicants considered and the name of the employee who is selected to fill the vacancy shall be promptly posted on the bulletin board, and a copy will be furnished to the Local Union. The bulletin posting of jobs below the Technician Group and Group A Station will be suspended, however, a current list of openings will be posted on the bulletin board.

    Employees who are awarded a lateral or downward classification change and then refuse the award shall be restricted from any further bidding on lateral or downward positions for a period of 12 months from such award.

    Employees who are classified 2nd Class will be reclassified to 1st Class when they perform the work of that classification satisfactorily.

    5.14  Temporary Transfers:  The Company may temporarily transfer any employee to another job at any time. If an employee is temporarily transferred to a job with a lower rate of pay, he shall receive his regular rate of pay If an employee is temporarily transferred to a job with a higher rate of pay under the appended wage scale, he shall receive the higher rate of pay for all time worked at the temporary job.

    5.15  Posting of Temporary Transfers:  When it can be reasonably determined by the Company and the Union Committee that a temporary transfer will be in effect for more than fourteen (14) calendar days, the job will be posted and filled on a temporary basis under the prescribed procedure for filling vacancies occurring in the Station A and Technician classifications.

    In exception to the above, temporary transfers to replace employees on vacation will not require posting.

    5.16  Intra-Company Transfers:  When a vacancy exists the Employer may transfer an employee with his consent, provided such transfer is offered on a seniority basis, from one plant to another and any employee so transferred shall carry with him his Company seniority rating for the purpose of protecting all benefits the employee now enjoys. For the purpose of promotions, demotions, and layoffs, the employee's plant seniority will commence the day he starts to work in the plant he is being transferred to. It is agreed that the Company will pay the moving expenses of such employees. Moving expenses shall be limited to movement of normal household goods (furniture, clothes, dishes) from the employee's principle residence to the employee's new residence at his/her new job site and mileage for one (1) vehicle from the employees former residence to his/her new residence.

    5.17  Demotions:  In cases where an employee is unable to perform the duties of his classification, the Employer with the employee's consent in writing, and with a copy of the consent furnished to the Local Union, and after meeting with the Employee's Committee, instead of laying off said employee may transfer him to any other position and fix his rate accordingly.

    5.18  Job Shifting, Crew Assignment:  Except in case of a plant closing, an employee cannot use his seniority to move from one job to another or from one shift to another unless a vacancy exists. The Company shall not require employees to move from one shift to another without first meeting with the Local Union Committee and the employee involved.

    5.19  Training Program:  A training job will be posted and filled in accordance with Article 5.13, Job Openings. All employees, including those who have previously held the position for which training is being offered, should submit an application.

    If the most senior applicant has had prior experience in the position and the company considers the applicant already qualified, no training will be required and the posted training position shall be terminated or shall be awarded to the next senior qualified applicant.

    There will be no adjustment in classification for the training. The trainee will receive the same wage during the training period as he did before. Wages will be adjusted to the rate applicable only after he is assigned to and classified in the position.

    The trainee will return to his former position after the training period is declared over if no openings exist in the position in which he received training.

    The posting of jobs for training will in no way alter or change the present method of posting job openings. However, it is agreed that Employees that have been selected for and receive training will be given preference over other employees for a period of time equal to the length of training as stated in the job posting or twelve (12) months, whichever is longer in the filling of vacancies in positions for which they have been trained except for a senior employee who has had previous training on the same job or a senior employee who has held the job permanently.

    If a vacancy occurs in the position being trained for and no one is otherwise qualified, the company may move the trainee into a position for which they have trained before the training has been completed if the Company feels the trainee has ability to do the job.

    The trainee will return to his/her former position after the training period is declared over if no openings exist in the position in which he/she received training.

    If at any time during the training period, the Company and Local Union Committee meet and agree that an employee in training is not capable of filling the position, either by lack of ability or through lack of interest shown, or at employee's option, he/she shall be returned to the former crew and job classification, and steps to obtain another trainee will be taken up with the Union Committee.

    An employee shall participate in no more than one training program at a time. An employee who has successfully completed a training program must bid for an open job for which he has been trained. If awarded the position he must accept or not be eligible for training for twenty-four (24) months. If the training position was at a wage rate less than the rate the employee held at the time of the training, an employee who does not accept the position shall be reduced to the wage rate of the position, unless during the interim period of time the employee has bid on and been awarded a position at a wage rate higher than the wage rate of the training position.

    In addition to the above, the Company may at its discretion provide technical training for the purposes of upgrading technical skills. This training may be offered, when practical, to interested employees not normally qualified for such training, on a voluntary basis. Area Vo-Tech testing and counseling will be utilized to determine qualifications for this training.

    Employees who wish to enter an approved degree program at a Vo-Tech, College or University will be eligible for reimbursement for 75% of the cost of tuition and books. Eligible college degree programs include, but are not limited to, Engineering, Business, Agriculture, Agricultural Economics, and other programs directly applicable to the needs of A.C.S.C. Eligible Vo-Tech programs include but are not limited to, Computer Programming, Electronics, Electrical, Mechanics, Welding, Steam Engineering, Chemistry, Pipe Fitting, Accounting and Supervision. Employees may also apply for tuition reimbursement for courses, which are directly applicable and beneficial to A.C.S.C.

    Application for tuition reimbursement must be submitted in writing to the Training and Organizational Development Manager and approval granted prior to beginning of course work in order to be eligible for reimbursement. In all cases, a grade of "C" or better is required to be eligible for reimbursement. Payments for approved courses will be made after proof of completion of course and grade are presented to the Training and Organizational Development Manager

    5.20  Operational Training:  Operational training may be offered by the company at Station A and below. Prior to offering operational training a factory shall post a notice for operational training for a period of 10 calendar days. Employees must indicate their interest in the training in writing to the factory Employee Relations Coordinator during the posting period. Employees will be selected for operational training on the basis of seniority. Employees who have successfully completed a minimum of 40 hours of operational training shall be considered qualified in the position in which they have trained and may be given preference in future job awards under Section 5.13 for a period of 12 months.

    Nothing in this provision shall limit the Company's right to otherwise offer training to employees.

ARTICLE VI
LAY-OFF AND RECALL—
HIRING AND REHIRING

    6.1  Hiring:  The Employer reserves complete freedom in hiring. When temporary employees are going to be hired, the Company will notify the Local Union and, if requested, will discuss with the Local Union.

    6.2  Lay-Off and Recall:

    (a) Year-Round Employees—Lay-off and recall shall be based on plant seniority. The employee with the least seniority shall be the first laid off and, in making recalls to work, the employee with the most seniority who is on the laid off list, shall be the first returned to work, provided however, that the employees retained in event of a lay-off or retained to work have the ability to perform the work required.

    (b) Campaign Employees

       (i) Lay-off—Except at the end of campaign, campaign employees shall be laid off according to seniority provided, however, that the employees retained have the ability to perform the work required. At the end of campaign, campaign employees may be laid off as their shift and job are completed, according to such employees' seniority of their shift and job provided that the employees retained have the ability to perform the work required.

      (ii) Recall—At the start of campaign, campaign employees shall be recalled according to seniority and shift provided that the employees recalled have the ability to perform the work required.

      (iii) Factory Yard Dump Foremen may be recalled a maximum of two (2) weeks prior to the anticipated date of initial harvest and retained a maximum of two (2) weeks after the completion of piling, without regard to seniority for the purpose of preparing for and completion of piling operations. Campaign employees who are assigned to the Beet Seed operation may be retained for a maximum of two (2) weeks beyond the completion of the normal factory campaign if their work has not yet been completed. However, no seniority for Moorhead beet seed employees will be credited beyond the normal lay-off date.

    (c) Plant Emergency—In the event of an emergency requiring a plant shut down of operations because of such emergency, employees may be laid off without the requirement of advance notice and without regard to the normal seniority provisions governing other types of lay-offs. Employees retained to assist with an emergency shut down of operations will be selected on the basis of skills required to handle the given situation.

    6.3  Lay-Off Notices:  The Employer agrees to prepare notice of lay-off in triplicate for each employee to be laid off. One copy shall be given to the employee at the time of lay-off, the original is to be retained by the Employer and one copy is to be deposited in a box provided by the Local Union. The Financial Secretary of the Local at the plant will designate the place where the box shall be installed. In case of a layoff of a year-round employee, the Employer shall give each year-round employee to be laid-off at least ten (10) working days notice in writing prior to laying off said employee. It is further agreed that working days shall mean Monday through Friday. In the case of a temporary lay-off of a year-round employee (30 days or less) the lay-off notice shall be five (5) working days. If a year-round employee on lay-off is recalled for a period of thirty (30) days or less and subsequently laid off, the requirement for a five (5) or ten (10) day notice shall be waived. The employee affected will be notified at the time of recall of the time period of the work required. If the time actually worked goes beyond thirty (30) days, the requirement for a five (5) or ten (10) day layoff notice shall apply. Such temporary lay-off notices shall apply only to employees working in the packaging, shipping, and handling of sugar, excluding Chaska and Mason City.

    During campaign or inter-campaign we will use the Monday through Friday workweek counting that period as five (5) days; two (2) such consecutive five (5) day weeks would constitute the ten (10) day advance notice.

    6.4  Voluntary Lay-off

    In the event that it becomes necessary to lay-off year-round employees, the company will post a notice asking interested employees to contact the Employee Relations Coordinator. The notice will be posted for fourteen (14) calendar days. The Employee Relations Coordinator will generate the list of names of people volunteering for lay-off. The company will discuss their selections with the union committee prior to announcing who will be laid off.

    The company retains the right to keep people out of seniority that have the skills needed to perform the work; however, lay-offs will be by seniority whenever possible.

ARTICLE VII
DISCIPLINE AND DISCHARGE

    7.1 The Company reserves the right to discipline or discharge employees for just cause. Discharge shall be evidenced in writing, which shall state the reason for the discharge and shall be given to the employee at the time of his discharge. An employee who believes his discipline or discharge to be unjustified shall have recourse to the grievance procedure under this Agreement.

    7.2  Discrimination:  Employer shall not discharge or discriminate against any employee for Union Activities, upholding Union principles, or serving on a committee of the Union or any AFL-CIO organization with which it is affiliated.

    Neither the Union nor the Employer shall discriminate against any employee or applicant for employment because of race, creed, color, sex or national origin; and to the extent prohibited by applicable state and federal law, there shall be no discrimination because of age.

ARTICLE VIII
SERVICE IN ARMED FORCES

    8.1  Military Service:  Employees inducted into the armed forces under the Military Selective Service Act of 1967 shall be accorded by Employer the re-employment benefits provided for in said Act.

ARTICLE IX
GRIEVANCE AND ARBITRATION

    9.1  Union Right To Discuss:  Any duly authorized officer or representative of the Local Union or the International Union shall have the right to visit the Company's local office during working hours and to discuss with a responsible Company representative any matter arising under this Agreement or relating to the terms and conditions of employment of any employee. The Company shall give the Union representative courteous and reasonable prompt attention.

    9.2  Union Stewards:  The employees in any plant may designate one or more of their number to act as steward. A steward shall be deemed authorized by the employees and by the Union to aid in adjusting any grievance between employees and the Company. To the extent possible, any grievance involving employees and arising under this Agreement may be adjusted by a steward with the Company

    9.3  Plant Employee's Committee:  The Union shall be represented in the adjustment of grievances in the steps set forth in this Article by an Employee's Committee composed of a steward, two Union Officers and, upon the request of those three, an International Representative. Names of those comprising the Employee's Committee shall be officially filed with the Employer.

    9.4  Definition Of A Grievance:  A grievance, for the purpose of this Agreement, is any controversy, complaint, misunderstanding or dispute arising as to the meaning, or application or observance of any of the provisions of this Agreement (other than the provisions of the Article X (No strikes or Lockout), which would be handled immediately as conditions require).

    9.5  Steps in Grievance Procedure:  In the event of a grievance, any employee affected who wishes to have the matter determined with respect to him shall file a grievance in writing with a steward, on a form approved by the Local Union and the Company and to be provided by the Local Union, within ten (10) working days of the date of the grievance. The filed grievance claim shall describe the nature of the grievance and shall establish the date of the grievance and shall be signed by the aggrieved employee. The date of filing of the written grievance shall be put on the written grievance and shall be referred to hereinafter as "the date shown on the written grievance." The grievance shall be prepared in quadruplicate with one copy to be retained by the employee, one copy to be available to the steward for his own use and for that of the Local Union Employee's Committee, one copy to be forwarded by the Local Union to the International Union and the original to be presented promptly to the Company. The grievance shall be processed in accordance with the following steps:

    STEP 1:  Within five (5) days after the date shown on the written grievance, the steward and the aggrieved employee and the shift superintendent, if any, shall meet and attempt to settle the grievance. The grievance shall proceed to Step 2 if no settlement is made within two (2) days after such meeting or within seven (7) days after the date shown on the written grievance, whichever is earlier.

    STEP 2:  Within seven (7) days after the date shown on the written grievance, and whether or not a meeting has been had in accordance with Step 1, but only if no settlement has been made pursuant to Step 1, the Employee's Committee of the Local Union shall meet with the appropriate management representative of the Company and attempt to settle the grievance. The grievance shall proceed to Step 3 if no settlement is made within ten (10) days after the meeting between the Employee's Committee and the Management Representative or within seventeen (17) days after the date shown on the written grievance, whichever is earlier.

    STEP 3:  Within seventeen (17) days after the date shown on the written grievance, if no settlement has been made pursuant to Steps 1 and 2, a representative from the Employees Committee or a representative of the International Union shall take up the pending grievance either in person or by telephone with the Employee Relations Manager and appropriate local manager of the Company and they shall attempt to effect a settlement. If no settlement is made within thirteen (13) days after the matter has been taken up with the Employee Relations Manager and appropriate local manager or, within thirty (30) days after the date shown on the written grievance, whichever is earlier, the matter may be referred to arbitration.

    9.6  Arbitration:  If the parties hereto are unable to satisfactorily settle a grievance in accordance with the foregoing procedure and if such grievance arises and is presented during the term of this Agreement and concerns the interpretation or application of any of the terms or provisions of this Agreement, such grievance may be submitted by either party to arbitration as hereinafter provided. Notification of the intent to arbitrate must be given in writing, within sixty (60) calendar days of the company's final written answer after Step 3 above. Failure to give such notification within the specified time period shall constitute a waiver of any further right to arbitration of the grievance.

    Note—An extension of 60 days will be granted if agreed to by both parties.

    9.7 If the Union and the Company are unable to agree upon an arbitrator within five (5) days after the first meeting to attempt to select an arbitrator, the Union and the Company shall apply jointly to the Director of the Federal Mediation and Conciliation Service for the designation of a list of at least 5 arbitrators. The Union and the Company shall attempt agreement as to the selection of an arbitrator from this list. Absent agreement, the arbitrator shall be selected from this list with the Union and the Company, in rotation, each striking one name from the list until only one name remains, the determination of which should strike the first name to be determined by lot. The arbitrator whose name remains on the list at the conclusion of this striking procedure shall be the arbitrator who shall hear the unresolved grievance. It shall be the duty of each party to cooperate in the selection of the arbitrator as promptly as possible, to notify the arbitrator of his selection, to attend any hearing called by the arbitrator and to provide such evidence and testimony as the arbitrator may request or as he may deem necessary to reach a fair and impartial decision. The arbitrator shall have authority to act only with respect to grievances which arise and are presented during the term of this Agreement and which relate to the interpretation and application of the provisions of this Agreement and his decision shall be final and binding on all parties. The arbitrator shall be requested to issue his decision with all reasonable dispatch after the close of the hearing before him and, at the request of either party, shall prepare a statement in support of his decision. The fees and expenses of the arbitrator for the arbitration shall be borne equally between Company and the Union.

ARTICLE X
NO STRIKES OR LOCKOUT

    10.1  During the term of this Agreement there shall be no cessation of work by any employee nor any action in any form taken or permitted by an employee or by the Union which might impair operations of the Company or affect the distribution of its products nor shall there be any lockout by the Company.

ARTICLE XI
UNION SECURITY

    11.1  Union Shop:  Each employee covered by this Agreement, if not already a member of the Local Union for the plant at which he is employed, shall make application for membership on the forty-sixth (46th) day after the effective date of this Agreement or from the date he is first hired, whichever date is later. Failure to so make application for Union Membership or to tender the periodic dues and initiation fees uniformly required as a condition of acquiring or retaining membership in the Union shall render the employee liable for discharge from employment. This section shall not be applicable with respect to employees in any state in which membership in the Union may not be lawfully required as a condition of employment but shall be applicable in such state whenever membership in a Union may be lawfully imposed as a condition of employment.

    AGENCY SHOP:  If any agency shop clause is permissible in any state where the other provisions of this Article cannot apply, the following Agency Clause shall prevail and as to such date shall be a substitute for the foregoing Union Shop provision.

    1.  Membership in the Local Union is not compulsory, employees have the right to join, not join, maintain, or drop their membership in the Union, as they see fit. Neither party shall exert any pressure on or discriminate against any employee as regards such matters.

    2.  Membership in the Local Union is separate, apart,, and distinct from the assumption by one of his equal obligations to the extent that he receives equal benefits. The Union is required under this Agreement to represent all of the employees in the bargaining unit fairly and equally without regard as to whether or not an employee is a member of the Union. The terms of this Agreement have been made for all employees in the bargaining unit and not only for members in the Union, and this Agreement has been executed by the Employer after it has satisfied itself that the Union is the choice of a majority of the employees in the bargaining unit. Accordingly, it is fair that each employee in the bargaining unit pay his own way and assume his fair share of the obligation along with the grant of equal benefit contained in this Agreement.

    3.  In accordance with the policy set forth under subparagraphs (1) and (2) of this Section all employees shall as a condition of continued employment, pay to the Local Union the employee's exclusive collective bargaining representative, an amount of money equal to that paid by other employees in the bargaining unit who are members of the Local Union which shall be limited to an amount equal to the Local Union's regular and usual initiation fees, and its regular and usual dues. For existing employees, such payment shall commence thirty-one (31) days following the date of execution of this Agreement, and for new employees the payment shall start forty-six (46) days following the date of employment.

    11.2  Union Membership:  The Union agrees that employees making application for membership in the Union shall not be refused membership except for good cause, nor shall employees now members of the Union be deprived of their membership except for good cause.

    11.3  Dues Check-Off:  The Company agrees to deduct each month from any wages payable to an employee who is a member of the Union, the amount of such employee's monthly union dues and unpaid initiation fees, payable to the Local Union, if authorized by such employee in a written assignment filed with the Company in form satisfactory to the Company and to pay the aggregate amount of such deductions to the Local Union. The deduction is to be made from the second pay check each month. Each such assignment executed by an employee for the deduction of monthly union dues or unpaid initiation fees shall, if so stated in the assignment, be irrevocable for a period of one (1) year from the date thereof, or until the termination of this Agreement, whichever occurs sooner. Each such assignment shall continue in effect for so long as this Agreement shall be continued in full force and effect or until the employee's pay day occurring next after written notice of revocation is given by such employee to the Company. In case of any difference between the terms of this section and any written assignment, the terms of this section shall govern. Along with the payment to the Union of the dues, the Company shall furnish an alphabetical list of the employees for whom the deductions are made.

    11.4  New Employees:  The Company agrees to notify the Local Union in writing of the names of new employees covered by the work classifications in the bargaining Agreement. Notification is to be given within five (5) working days after hire or rehire.

    Newly hired employees shall be considered as probationary employees for the first forty-five 45 calendar days. Probationary employees shall have no rights to invoke the grievance and/or arbitration provisions of this contract. Upon completion of the probationary period, employees shall become entitled to seniority, which shall be effective as of the first day worked upon employment.

ARTICLE XII
LEAVES OF ABSENCE

    12.1  Leaves of Absence Without Pay:  At anytime during the year, the Employer may grant an employee a written leave of absence which, except in the case of a leave of absence for pregnancy, shall not extend beyond the beginning of the following campaign, during which continuous service may not be deemed broken, and in the event the Employer grants such leave of absence, it will give to the Local Union written notice thereof. Written leaves of absence shall not be required for excused leaves of absence not exceeding three (3) days and eligible employee shall have the option of taking the time off without pay or as vacation time. Leave of absence shall be limited to six (6) months, except as otherwise provided in this contract and the Employer may renew such leave of absence for additional periods not to exceed six (6) months duration each.

    Campaign employees who are called back to work but cannot report in for their scheduled work date due to illness or injury, shall be granted a leave of absence without loss of classification seniority or benefits until employee has a medical release. If such employee does not return within one (1) full campaign after such leave is granted, such employee's job shall be filled on a permanent basis. If any employee granted a medical leave of absence, pursuant to the terms of the paragraph, is released to return to work after such employee's job is filled on a permanent basis, he or she shall immediately notify the Company and such employee shall be recalled to the first available position for which such employee is qualified.

    Unpaid Leaves for Campaign Employees—It is agreed that campaign employees who have need for an occasional personal leave day will be given proper consideration by their supervisor in a timely manner. The Company will discuss the issue with its supervisory personnel to help ensure that employees are given fair and consistent treatment in the handling of such requests. It is also understood that employees will cooperate with supervisor in making such requests and excessive use of personal unpaid leaves will not occur. Any problems regarding this issue should be discussed with Production Superintendent or other appropriate management representative.

    Year-round employees who cannot work due to illness or injury shall be granted a medical leave of absence without loss of classification seniority or benefits until he or she has a medical release. If such employee does not return within one (1) year from the commencement of the leave, the employee's job shall be filled on a permanent basis. An employee who is released by a medical authority to return to work after such employee's job is filled on a permanent basis, he or she shall immediately notify the Company and shall be recalled based on seniority and the ability to perform the work required. Such employee's rate shall be the classified rate of the position from which he or she was granted a leave and shall remain so until he or she is able to successfully bid on a position of equal or greater classification. Employees who are on a protected rate status must bid on positions for which they are qualified.

    Employees who leave the bargaining unit to accept a permanent position in management shall be granted a leave of absence for a maximum of twelve (12) continuous months and shall not be considered to have broken seniority or continuous service during such period of time. If he/she returns to his/her former position, he/she will pay union dues for the time absent.

    12.2  Insurance Status During Leave:  During a leave of absence because of illness or accident after the short-term disability benefits and accumulated sick leave has been used, the Company will continue to pay 100% of the Hospital-Medical premium until he returns to work. However, the Company's obligation hereunder shall not exceed twelve (12) months. Employees may continue their dental and life insurance plans by paying the appropriate monthly rate to the Company.

    12.3  Leave For Union Duty:  Any employee who is now engaged in full-time duty for the Bakery, Confectionery, Tobacco Workers & Grain Millers, AFL-CIO, or who shall hereafter be engaged in such full-time duty for this organization will be granted a leave of absence therefore without loss of seniority, provided that such leave of absence shall not extend beyond the terms of this contract, unless extended by mutual consent. During such leave of absence the employee's continuous service shall not be deemed broken.

    12.4  Short Term Leave For Union Duty:  Employees who are members of the Union and who are detailed by the Union as delegates to conventions, to serve on the Inter-factory Committee or to perform other committee work on behalf of the Union shall be granted the necessary leave of absence (not to exceed thirty (30) days at any one time) from their employment to perform their duties to which they have been detailed and they shall not be discriminated against by the Employer or their supervisory officials for performing such Union duties. The Company agrees to pay such employee for the temporary time off at his classified rate of pay, provided the Union reimburses the Company for such time off, together with any necessary payroll taxes, such as but not limited to, Social Security Taxes. The Local Union President will notify the Company in writing with respect to individuals who will need short term leaves of absence for union duty.

ARTICLE XIII
HOLIDAYS

    13.1  Recognized Holidays:  The recognized holidays under this Agreement are: New Year's Day (January 1), Good Friday, Easter Monday, Memorial Day (last Monday in May), Independence Day (July 4), Labor Day (first Monday in September), Thanksgiving Day (the day appointed by the President or Governor of the State in which the factory is located), Christmas Day (December 25). Year-round employees shall receive three (3) additional floating holidays, which may be taken at anytime during the contract year at the employee's discretion provided that no interference with the employer's operation will result. Campaign employees who are working in the factory or the quality lab (for the entire beet campaign) shall be granted one (1) paid floating holiday commencing with their third (3rd) consecutive campaign. Such day must be scheduled in advance and not interfere with the factory operation.

    Factory Campaign and Quality Beet Lab employees working during inter-campaign prior to August I shall be eligible for three (3) floating holidays to be taken during the inter-campaign period, provided they are scheduled and do not interfere with the employers operation. If a campaign employee has taken a paid floating holiday during the previous campaign, the number of floating holidays available shall be limited to two (2).

    13.2  Saturday and Sunday Inter-Campaign:  During inter-campaign if any recognized holiday falls on a Sunday, the following Monday will be considered as the holiday. If any recognized holiday falls on Saturday, the preceding Friday will be considered the holiday

    13.3  Saturday and Sunday Campaign:  During campaign if a recognized holiday falls on a Sunday, Sunday shall be considered as the holiday and if a recognized holiday falls on Saturday, Saturday shall be considered as the holiday.

    13.4  Holiday Work Pay:

    (a) All work performed by year-round employees during campaign or inter-campaign on any of the above holidays shall be paid for at two and one-half (2 1/2) times the straight time rate:

    (b) All work performed by campaign employees and non year-round employees during campaign on any of the above holidays shall be paid for at one and one-half (1 1/2) times the straight time rate, except that for campaign employees who have worked the two (2) previous full campaigns, such employees shall be paid two (2) times their straight time rate;

    (c) All work performed by campaign employees and non year-round employees on any of the above holidays during inter-campaign shall be paid for at two (2) times the straight time rate.

    (d) A replacement working in a higher classification than his regular classification during the entire scheduled work week in which a holiday occurs will be paid the higher rate for the holiday whether or not he works on that holiday.

    13.5  Holiday Not Worked Pay:

    (a) Year-round employees will be paid eight (8) times their straight time hourly rate for the holiday listed if no work is performed on these holidays.

    During inter-campaign, campaign employees who worked the previous two consecutive campaigns will be paid eight (8) times their straight time hourly rate for the holidays listed if no work is performed on these holidays. Such employees who have received holiday pay under this provision during inter-campaign shall receive eight (8) times their straight time hourly rate for the holidays listed in the next succeeding campaign if no work is performed on these holidays. Office employees covered by this Agreement, starting with their third consecutive campaign shall receive eight (8) hours pay for campaign holidays at the regular rate; even though it is not necessary to work on a specified holiday

    (b) All employees at Mason City and Chaska shall be paid holiday pay for all holidays not worked.

    13.6  Eligibility Limitations:  Eligibility for holiday pay for holidays not worked under Section 13.5 above is subject to the following:

    (a) For all employees except year-round employees: if the holiday falls on what would have been a regularly scheduled work day for the employee, and the employee worked the regularly scheduled work day prior to and the first scheduled work day following the holiday, unless absence on the work day prior to or the work day following the holiday was due to industrial accident, or bona fide illness, or other absence excused by the Employer.

    (b) There shall be no pay for holidays not worked for either year-round or non year-round employees if the employee refused to work on the holiday when requested to do so without a legitimate reason for such refusal, or the employee is on unpaid leave of absence except that, employees who are on approved unpaid leave of absence due to injury, illness and industrial injury or illness shall be paid for all holidays for a period of twelve (12) months from the date such employee exhausts his/her sick leave benefits.

ARTICLE XIV
VACATIONS

    14.1  Vacation Schedule:

    (a) A year-round employee shall become eligible for vacation in accordance with the following schedule:

Years of Continuous Service	Vacation
1	1 Week
2	2 Weeks
6	3 Weeks
15	4 Weeks
20	5 Weeks
25	6 Weeks

    The weeks referred to in this Section 14.1

    (a) shall consist of a week of 40 straight time hours.

    (b) In the event an employee is an inpatient at a hospital or there is a death in the immediate family, an employee on vacation shall not be required to use vacation but may use sick leave or funeral leave if the employer is notified promptly. Funeral leave will be granted pursuant to Paragraph 15.5, provided the employee attends the funeral.

    14.1(b)  Campaign Vacation:  A factory campaign employee shall become eligible for vacation in accordance with the following schedule:

Years of Continuous Service	Vacation
5 Years	2 days
10 Years	3 days
20 Years	4 days

    14.2  Time Vacation Accrues:  The first vacation shall be taken following the first anniversary of the beginning of continuous service. Subsequent vacations shall be taken at some time during the calendar year following the calendar year of taking the first vacation and without regard to anniversary date of the commencement of continuous service. The time at which an employee shall become entitled to the number of weeks vacation specified above for 2, 6, 15, 20, and 25 years continuous service, shall be the inter-campaign of the year in which he will complete 2, 6, 15, 20 and 25 years of continuous service, as the case may be. Continuous service shall be determined as defined in Article 5.1.

    14.3  Prorated Vacations:  Any year-round employee who has worked 1000 or more compensated hours during the applicable 12 month qualifying period shall be entitled to his full vacation. For any year-round employee who has qualified for vacation and who may not have worked 1000 compensated hours during the applicable 12 month period, then the employee's vacation, with pay, will be prorated on the basis of one-twelfth (1/12) of the full vacation for each 83 compensated hours worked during such qualifying period.

    When an employee returns to work after a leave of absence due to injury or illness, for the purpose of determining such employee's vacation eligibility it shall be assumed such employee worked the required number of hours in the preceding year and the year in which he returned to work to make such employee eligible for a full vacation as specified in Paragraph 14.1 (a) above based on the employee's seniority.

    14.4  Computing Vacation Pay:  The pay for each day of vacation for which an employee is eligible shall be computed on the basis of the straight-time rate of pay per hour, multiplied by eight (8) hours.

    14.5  Scheduling of Vacations:  Vacations may be scheduled at any time during the year at the employee's convenience provided it is scheduled in advance and that no interference with the Employer's operations will result. A vacation scheduling period shall be in effect each year from January 1 through March 15, during which time employees may submit their vacation requests for scheduling and approval. (The vacation scheduling period for employees assigned to packaging lines will be until two (2) weeks after the inter-campaign shift schedule begins or March 15, whichever is later.) Any vacations scheduled and approved during that period of time shall not be subject to change as a result of bumping by a more senior employee who submits a vacation request after March 15. Where requested vacation periods prior to March 15 conflict, preference shall be given to the oldest employee in point of service. A senior employee may bump a junior employee for a vacation time period only if both employees submitted their requests after the March 15 scheduling period and the senior employee requests such vacation two (2) or more weeks prior to the commencement of such vacation period. Except in the case of emergency, employees shall give reasonable notice when taking individual vacation days.

    14.6  Holiday During Vacation Period:  If a recognized holiday falls during an employee's vacation period he shall receive the holiday.

    14.7  Advance Vacation Pay:  If an employee desires to draw his vacation pay in advance, it will be paid to him not later than the last working day before his vacation begins.

    14.8  Anticipating Vacations:  Vacations may be anticipated when it is for the mutual convenience of the employee and the Company.

    14.9  Failure to Take Vacations:  Employees cannot waive their vacations and draw double pay by working during the time allowed, but up to ten (10) days of vacation may be carried over from year to year. If ten (10) days of vacation are carried over, an employee shall not lose any additional negotiated vacation days.

    14.10  Accrued Vacation Pay:  In the event an employee's services with the Company are terminated for any reason, vacation pay will be granted for any vacation not taken during the calendar year, for which the employee would have been eligible at the date of termination. Where termination is by death, the payment will be made to the same individual to whom is paid any accrued wages. In addition to his vacation allowance for the current calendar year, an employee leaving the service of the Company for any reason shall receive prorated benefits for the calendar year in which he leaves. Such benefits shall be computed at the rate of one-fifty-second (1/52nd) part of the full vacation benefit for each week or partial week of service during the calendar year.

ARTICLE XV
SICK LEAVE AND PAID ABSENCE

    15.1  Sick Leave And Short Term Disability Benefits:  Year-round employees shall be eligible to receive five (5) sick leave days each contract year commencing the date of attaining year-round status. Unused sick leave days may be accumulated, or "banked,", each year and carried forward for use in succeeding years.

    Campaign employees, commencing with their third consecutive campaign, shall be eligible to receive each contract year, not to exceed five (5) full days with pay provided that payment shall be made only for those scheduled days which employee would have worked had the disability not occurred. Agriculture harvest and quality lab employees shall be eligible for one (1) day with pay commencing with their third consecutive campaign.

    Employee or employees eligible for sick leave shall receive regular wages for such leave, providing said employee or employees cooperate, if possible, by giving notice in advance of the starting time of their shift and their illness. The employer may require evidence from a medical authority in the event this privilege appears to be abused.

    In addition to the sick leave days provided above, year-round employees shall be eligible for a short-term disability plan providing 80% of base pay, up to a maximum of 26 weeks duration, for each separate disability which may occur. Base pay shall be the employees' regular classified rate of pay times eight (8) hours per day to a maximum of forty (40) hours per week. All applications for short-term disability benefits must be verified by the employees' attending physician.

    15.2  Eligibility Limitations, And Accumulation Of Sick Leave And Short-Term Disability Benefits:

    (a) Year-Round Employees

       (i) If an employee is unable to work because of illness, short-term disability benefits will be payable commencing with the eighth (8th) consecutive regularly scheduled work day of absence from work.

      (ii) If an employee is unable to work because of an accidental injury or an illness requiring hospitalization, benefits will be payable commencing with the first regularly scheduled day of absence from work.

      (iii) Employees who return to work after being on short-term disability leave and later become disabled because of the same illness or injury, must be actively at work for a minimum of ninety (90) calendar days before short-term disability benefits will be payable for such illness or injury. If the ninety (90) calendar day period has not been completed, the employee may resume benefits payable from any unused portion of the original twenty-six (26) week benefit period applicable to the injury or illness.

      (iv) Employees suffering illnesses not requiring hospitalization, may use sick leave or vacation days to provide 100% base pay until such benefits have been exhausted or until short-term benefits begin, whichever occurs first. When short-term disability benefits are being paid, sick leave or vacation days may be used at the rate of 20% for each day of disability until such available days are exhausted.

    (b) Campaign Employees

       (i) An eligible employee may accumulate unused days of sick leave to be transferred to the following contract year, and from year to year thereafter. There shall be no maximum accumulation.

      (ii) Employees going from a campaign status to year-round status shall carry over their campaign sick leave accumulated.

    In industrial injury or disability cases, workmen's compensation benefits and sick benefit allowance shall be paid separately, but in the event workmen's compensation payments cover all or part of the period during which sick benefit allowances are paid, the sum of the two shall not exceed the sick benefits payable for said period, and the unused portion of the accumulated sick leave will continue to be credited to the employee. In the event that an employee's absence due to industrial injury or disability extends beyond the sick leave or short-term disability period he shall receive only workmen's compensation for the excess period.

    15.3  On The Job Injury:  In case of any injury which required medical attention, the injured worker shall be paid for all time lost during that shift that he is unable to return to work.

    15.4  Jury Service:  An employee required to be absent from work for jury service shall receive eight (8) hours straight time pay for each day of jury duty falling on his regularly scheduled work days up to and including forty (40) hours in any one week, less the amount of any jury pay which he receives. Each day of jury service falling on a regularly scheduled work day shall be credited as one (1) eight (8) hour day in the computation of overtime. To be eligible for these jury service benefits, the employee must notify his immediate supervisor at the time he first receives notice of his call to jury service; must apply for postponement of jury service during campaigns if requested; and must furnish evidence of the amount of pay received for jury service.

    It is understood that if an employee is working the graveyard shift at a factory which is at a substantial distance from the court house to which he is summoned to perform jury service, the Company will excuse him from graveyard shift early enough to permit him to arrive at court in time to respond to jury summons as required by the court and that the time for which he is excused will be paid for as jury service time as provided above. Furthermore, if such an employee is held by the court for jury service past 12 o'clock noon of that day, he will be excused from reporting for his next shift as scheduled later in that day

    15.5  Funeral Leave:  In the event of a death in the immediate family of an employee, the employee shall be granted three (3) regularly scheduled work days off with pay to make arrangements for the funeral and to attend same, provided he gives the Company reasonable notice. For purposes of this provision, the immediate family shall be restricted to father, mother, brother, sister, spouse, child, mother-in-law, father-in-law, sister-in-law, brother-in-law, grandparents, grandparents-in-law, grandchildren, stepmother, stepfather and stepchildren. In the event of the death of a spouse or child, the bereavement period will be extended to five (5) days.

ARTICLE XVI
MISCELLANEOUS

    16.1  Safety Committee:  In order to promote cooperation between the Company and employees, it is deemed advisable by the Company that the employees shall be represented on a Safety Committee at each plant by two of their members per shift, selected by the Local Union. During campaign the members of the Safety Committee on the day shift shall participate in the safety tour. During inter-campaign two (2) members of the Safety Committee designated by the Union shall participate in the tour.

    16.2  Welders Equipment:  Welders shall be furnished at Company expense, with helmets, gloves, jackets and chaps suitable from a safety standpoint for this work.

    16.3  Tools:  Employee's tools which are damaged on the job and are no longer useable for that reason will be replaced by the Employer at the Employer's expense; provided the employee furnishes the Employer a certificate, or other proof satisfactory to the Employer, that such tools were damaged on the job. The employer will pay three-fourths (3/4) of the cost up to a maximum of $3,000.00 (if the employee loses $4,000 worth of tools he/she would receive $3,000) towards the replacement of tools which are stolen or for tool boxes which are forcibly broken into, provided the employee has an inventory of tools filed with the Maintenance Superintendent's office. If an employee lays down a tool and it disappears such loss is not covered under this provision. Employees shall be required to have a pass to remove packages from the plant. Passes to remove packages from the plant will be given to employees at the request of the employee. The employee's only obligation is to notify the designated management person of the nature of the article to be removed from the plant.

    16.4  Sugar Bins:  Whenever it is necessary for employees to work inside the bulk sugar storage bins in connection with the removal of sugar or cleaning the bins, it is understood that no less than two employees will be assigned to this work at all times. It is also agreed that when entering, working or leaving the bins through the top openings two or more employees will be assigned to work inside the bins and one employee will be on duty on top of the bins.

    16.5  Safety Glasses:  The Company shall furnish prescription safety glasses in accordance with past practice to year-round and non-agricultural campaign employees who require such in the performance of their duties at no cost to the employee, provided that the prescription shall be obtained and furnished by the employee at no cost to the Company. Pursuant to past practice a prescription need not require a correction in the lens to qualify as a prescription within the meaning of this Section 16.5. If a campaign employee terminates their employment within the first sixty (60) days after the glasses are purchased, the employee will reimburse the Company for the cost of the glasses.

    16.6  Traveling Employees:  An employee who is requested to work temporarily in another location for the Company will be reimbursed for all reasonable travel, hotel, meals, and other legitimate expenses incurred, or will be paid a per diem sufficient to cover his expenses and will be paid for his compensable time, at applicable straight-time, overtime or premium compensation, the hourly rate for the job at the plant where he is regularly employed or at the location it is performed, whichever is higher. When an employee is required to furnish his own vehicle for traveling, he shall be compensated at the rate set by the Internal Revenue Service for reimbursement.

    All employees will be covered under the $100,000 life insurance policy, while traveling on behalf of the company. This is to include United Sugars and Ag repair employees who must travel from station to station throughout the year.

    16.7  Bulletin Boards:  The Company will furnish a suitable place at each plant for the posting of notices and bulletins pertaining to employee and Company affairs. Any notice posted by the Local Union shall be signed by the Secretary or President of the Local Union.

    16.8  Comprehensive Medical and Dental Plan:  The Company agrees to maintain for the life of this Agreement for eligible year-round employees a comprehensive medical and dental plan. The plan shall be set forth in separate booklets apart from this Agreement, but shall be considered a part of this Agreement.

Medical Benefit Summary:

    Each employee selects a provider from the managed care network prior to January 1 of each year. Eligible services received from the selected provider are paid at Network benefit levels; services provided out-of-network are paid at a reduced benefit level as follows:

	Network	Out-of-Network
Comprehensive Medical	Deductible, then 80%	Deductible, then 70%
Chiropractic	Deductible, then 80%	No Coverage
Prescription Drugs	$8 co-pay, closed generic formulary
Mental Health	Deductible, Then 80%	Deductible, then 70%
Inpatient	*30 days per year	*30 days per year
Outpatient	40 hours per year	40 hours per year
Chemical Dependency	Deductible, Then 80%	Deductible, then 70%
Inpatient	*30 days per year	*30 days per year
Outpatient	130 hours per year	130 hours per year
Deductible	$150 per person $450 family aggregate	Additional $200 per person $350 per person maximum
Coinsurance	$500 per person $1500 family aggregate	Additional $800 per person $1300 per person maximum
Annual Maximum Out of Pocket	$650 per person $1950 family aggregate	Additional $1000 per person $1650 per person maximum

*Inpatient services are reviewed and must be medically necessary.

Dental Benefit Summary

  1)
  Basic and Preventive Services—
  $50 annual family deductible
  80% of eligible charges after satisfaction of deductible.

  2)
  Major Services—
  $50 annual deductible per person
  50% of eligible charges after satisfaction of deductible.

  3)
  Maximum basic, preventive, and major services per year—$1,600.

  4)
  Orthodontic Benefit $50 deductible
  75% of eligible charges after satisfaction of deductible
  $1,500 maximum lifetime benefit

    The medical and dental plan document shall prevail in all benefit determinations.

    16.9  Group Life Insurance:  The Company agrees to maintain for the life of this Agreement for eligible year-round employees a group life insurance plan. The plan shall be set forth in a separate booklet apart from this Agreement, but shall be considered a part of this Agreement.

8-1-94
Technicians I, II & III	$24,000
Technicians IV and all other Year-round employees	$17,000

    The Company will make available to year-round employees the ability to purchase additional group life insurance through the plan at plan rates.

    16.10  Group Retirement Plan:  The Company agrees to maintain for the life of this Agreement the group retirement plan for eligible year-round employees. The plan shall be set forth in a separate booklet apart from this Agreement, but shall be considered a part of this Agreement.

Pension Benefit Summary:

  1)
  Monthly Benefit
Summary:	Technicians I, II & III	Technicians IV	Non-Technicians
08/0199	$28.00	$24.00	$21.00
08/01/00	$28.50	$24.50	$21.50
08/01/01	$29.00	$25.00	$22.00

  2)
  Vesting—100% after 5 years service.

  3)
  Pre and Post Retirement Survivor Benefit
8/1/94	$250/month	Technicians
	$195/month	Non-Technicians
8/1/95	$300/month	Technicians
	$220/month	Non-Technicians
8/1/96	$325/month	Technicians
	$240/month	Non-Technicians

  4)
  Lump-sum death benefit—$5,000

  5)
  Early Retirement—After age 55 with 5 or more years vesting service and actuarially reduced.

  6)
  Normal retirement (unreduced)—After age 60.

  7)
  Disability Retirement—After 5 years vesting service and social security disability award.

    The pension plan document shall prevail in all benefit determinations.

    16.11  Clean-up Time:  During inter-campaign employees shall be allowed five (5) minutes personal clean-up time before lunch and quitting time.

    16.12  Severance Pay:  In the event that the operation of any of the Company's sugar factories covered by this Agreement is discontinued in whole or in part or should layoffs occur due to automation and/or modification by the Company a year round employee who has not lost seniority pursuant to Article V, Paragraph 5.1 at said factory or plant, to whom the Company or its successor does not offer employment either in the same or other location at a reasonably similar rate of pay, shall be granted severance pay, as outlined below based upon employee's current classified straight time rate of pay, prior to the discontinuance of that factory's operation. An employee who is offered a transfer to another factory will have the option of accepting the transfer or accepting severance pay. Pay to be based upon the forty (40) hour week. Severance pay shall be computed on the basis of one (1) week of severance pay for each full year of year-round service with the Company.

    16.13  Paycheck Deductions:

    (a) The Company will continue making the credit union payroll deductions.

    (b) The employer agrees to deduct and transmit to BCTGM-PAC, $      (an amount specified by the employee) per pay period, from the wages of those employees who voluntarily authorize such contributions on the forms provided for that purpose by the BCTGM Locals. These transmittals shall occur for each payroll period and shall be accompanied by a list of the names of those employees for whom such deductions have been made and the amount deducted for each such employee.

    16.14  Notification of Absence:  If an employee calls in to notify the Company of his/her inability to report for work prior to the beginning of such employee's shift, the Company will consider the call timely This provision does not guarantee that such call-in shall automatically excuse such employee but rather each such absence shall be considered on its individual merits.

    16.15  Union Label:  The Company will use the B.C.T.G.M. union label on its bagged product wherever and whenever possible.

    16.16  401(K) Plan:  The Company agrees to establish and maintain for the life of this Agreement a 401(k) salary reduction plan for year-round, and campaign employees. The plan for campaign employees shall be non-contributory. The plan shall be set forth in a separate documents apart from this Agreement, but shall be considered a part of this Agreement.

    16.17  Gender Clause:  Wherever the male or female gender is used in this agreement, it shall be understood to include the other gender as well.

ARTICLE XVII
WORK CLASSIFICATIONS AND WAGE RATES

    17.1  Work Classifications and Wage Rates:  Every employee covered by this Agreement shall be given a work classification under the wage scale appended to this Agreement and shall be paid not less than the minimum wage specified therein. The wages specified in the scale are minimum wages and are not to be considered as restricting Company from giving or employees from receiving any additional compensation, and so long as the minimum schedules are maintained no increases in wages to one class or to individuals of a class shall necessitate a change in the wages of other individuals or classes. However, when any additional amounts are paid, whether as merit increases or red circle rates, the Local Union shall be notified in writing at the time of change.

    17.2  Changes in Job Content:  Whenever the duties responsibilities, or other content of any job classification have changed substantially, either party to this Agreement may request a meeting with the other for the purpose of arriving at a satisfactory adjustment in rate for the same. However, no rate shall be changed except by mutual consent of the Local Union and the Company If a job is changed substantially as provided in Paragraph 17.2 and the Company and the Union agree that a change in rate is merited, such rate shall be effective with the date the Union notified the Company in writing of such change in job content or the Company notified the Union of such change in job content in writing.

    17.3  Newly Created Jobs:  Prior to the inauguration of a permanent new classification or job, the Union shall be advised of its intended establishment. When the permanent new classification or job is created, the Company may at its discretion, establish a temporary rate for such work, and after thirty (30) days operation, shall negotiate with the Union a permanent rate. When the permanent rate has been determined there shall be a retroactive adjustment, either up or down, to the beginning of the new job or classification assignment.

    17.4  Inter-Campaign Wage Rates:  All employees who work in the inter-campaign shall be paid their classified rate of pay for all work performed in the inter-campaign season. However, year-round employees shall be subject to a minimum of the Station A rate for inter-campaign service. Any employee working inter-campaign M&R work will receive a minimum of Station A rate.

    Referring to the application of the Master Contract to the Company's Chaska factory, it is understood that employees at Chaska who are called to work to relieve an employee, shall be paid the rate of the employee relieved, but shall not receive any fringe benefits.

ARTICLE XVIII
TERM OF AGREEMENT

    18.1  Term:  This Agreement shall remain in force and be effective and binding upon the parties without change from date hereof to and including, July 31, 2002, and shall continue in force and effect thereafter from year to year unless the Company or the International Union of Inter-Factory Committee, with written approval of the individual Local Unions, at least sixty (60) days prior to July 31, 2002, or sixty (60) days prior to July 31 of any year thereafter, gives written notice to the other party of its desire or intention to alter, modify, or terminate the same upon the 31st of July immediately following such notice.

WORK CLASSIFICATION AND WAGE SCALE

    The Wage Classifications and rates have been adjusted to read:

	Aug. 1 1999	Aug. 1 2000	Aug. 1 2001
TECHNICIANS I
Distribution Facility Foreman	$22.34	$23.01	$23.47
Contractor Pipe Fitter	21.28	21.92	22.35
Journeyman Pipe Fitter	20.26	20.87	21.29
Maintenance Planner	20.05	20.65	21.07
End Foreman (EGF)	20.02	20.62	21.04
Chief Electrician	19.28	19.86	20.25
Apprentice Pipe Fitter	19.24	19.82	20.21
Shop Foreman	19.09	19.67	20.06
Steam Fitter	19.09	19.67	20.06
Welding Foreman—DN	19.09	19.67	20.06
Electronic Control Technician	19.05	19.63	20.02
Beet End Foreman	19.00	19.57	19.96
Sugar End Foreman	19.00	19.57	19.96
Certified Welder	19.00	19.57	19.96
Chief Boilerhouse Engineer	19.00	19.57	19.96
Electrician—1st Class	19.00	19.57	19.96
Sugar Warehouse Foreman DN	19.00	19.57	19.96
Machinist—Shop & Floor	18.88	19.45	19.84
Ion Technician—1st Class	18.88	19.45	19.84
Vehicle Repair Mechanic	18.62	19.17	19.56
Boilerhouse Foreman—1st Class	18.62	19.17	19.56
Crane Operator—1st Class	18.62	19.17	19.56
House Mechanic—1st Class	18.62	19.17	19.56
Instrument Man	18.62	19.17	19.56
Pipefitter—1st Class	18.62	19.17	19.56
Carpenter	18.62	19.17	19.56
Welder—1st Class	18.62	19.17	19.56
Sugar Boiler	18.53	19.09	19.47
Control Room Operator	18.53	19.09	19.47
Process Technician I	18.53	19.09	19.47
TECHNICIANS II
Pulp Drier Foreman	18.06	18.61	18.98
Boilerhouse Foreman—2nd Class	18.00	18.54	18.91
Beet Quality Lab Technician	18.00	18.54	18.91
Maintenance Foreman	17.87	18.41	18.77
Sugar Warehouse Foreman	17.87	18.41	18.77
Tool Crib	17.87	18.41	18.77
Assistant Chemist	17.63	18.15	18.52
Beet Seed Foreman—MHD	17.63	18.15	18.52
Electrician—2nd Class	17.36	17.88	18.24
House Mechanic—2nd Class	17.36	17.88	18.24
Welder—2nd Class	17.36	17.88	18.24
Instrument Man—2nd Class	17.36	17.88	18.24
Packaging Technician	17.36	17.88	18.24
Process Technician II	$17.36	$17.88	$18.24
Ion Technician—2nd Class	17.36	17.88	18.24
Yard Coordinator	17.28	17.80	18.15
Assistant Chemist	17.18	17.69	18.05
Invert Sugar Operator	17.03	17.55	17.90
Pulp Drier Fireman & Drum Man Coal Fired	16.62	17.11	17.46
Boilerhouse Fireman	16.62	17.11	17.46
TECHNICIANS III
Technical Writer	16.45	16.95	17.29
Laboratory Foreman	16.45	16.95	17.29
Utility Man	16.45	16.95	17.29
Process Technician III	16.45	16.95	17.29
Mechanic Helper—1st Class	16.45	16.95	17.29
Limerock Shovel Operator	16.45	16.95	17.29
Head Painter	16.45	16.95	17.29
Pay Loader Operator—HB	16.45	16.95	17.29
Storeroom Foreman—EGF	16.45	16.95	17.29
Liquid Sugar Operator—Chaska	16.10	16.58	16.91
Special Chemist	16.05	16.54	16.87
Pan Floor Helper—1st Class	16.05	16.54	16.87
Facility Utility Person (MC)	15.92	16.40	16.73
Assistant Yard Coordinator (MHD, CN, EGF, DN)	15.92	16.40	16.73
Safety & Sanitation Leadperson	15.92	16.40	16.73
Liquid Sugar Operator—2nd Class—Chaska	15.66	16.13	16.45
Juice Purification & Filtration—EGF	15.53	16.00	16.32
Mechanic & Electrician Helper (Starting 3rd Campaign)	15.47	15.94	16.26
Assistant Beet Seed Foreman	15.47	15.94	16.26
Bin Operator—1st Class—Chaska	15.29	15.75	16.06
Sugar Warehouse—Trucking, Stacking, Loading & Bins—Chaska, Mason City	14.70	15.14	15.44
Binman Operator—Chaska	14.70	15.14	15.44
Assistant Sugar Warehouse Foreman—Chaska & M.C.	14.70	15.14	15.44
Pay Loader Operator	14.70	15.14	15.44
Sugar Screen House Operator	14.70	15.14	15.44
Truck Loading Coordinator—EGF	14.70	15.14	15.44
Pulp Packaging Technician	14.70	15.14	15.44
Anamet Plant Operator	13.08	13.47	13.74
Juice Purification & Filtration	12.99	13.38	13.65
Trackmobile and Caterpillar Operator	12.33	12.70	12.96
Lime Kiln Foreman	12.26	12.63	12.88
Misc. Labor—Chaska & Mason City	12.04	12.40	12.65
STATION A	$11.31	$11.65	$11.88
Bulk Sugar Loader
Knife Filer
Knife Setter
Diffuser Operator
Carbonators
Carbonation Filter Operator
Wet Hopper & Car Unloading Foreman
Truck Driver
Factory Yard Dump Foreman
White Centrifugal Operator
Coal Handlers (Coal Fired Houses)
Boilerhouse & Pulp Drier Ashman (EGF & DN)
Beet Seed Cleaning
Miscellaneous Leadperson
Backhoe Operator—EGF
Fork Lift Operator
Drum Filter & Thickener Operator—EGF
Mechanic & Electrician Helpers
Material & Supply Handler
Quality Lab Foreman
Molasses Loader—EGF
Temporary Employees—Chaska & Mason City Only
Laboratory Benchperson
Standard Liquid/Granulator Operator
Building Maintenance Helper
Pressure Filter Operator—DN
STATION B	$10.69	$11.01	$11.23
Pressure Filter Operators
Raw Centrifugal Operators
Pellet Mill Operator
Oilers-Main House
Receiving & Handling Supplies (one man per plant)
Beet Washer Operator—EGF
Pellet Loader
Ion Exclusion Helper
STATION C	$10.24	$10.55	$10.76
Beet Flume & Wet Hopper Man
Laboratory Sample Carrier, Station & Helpers
Beet Washer Operator
Lime Slacker
Lime Kiln-Hoist, Rock, Coke, Mill Men
Sugar Warehouse-Trucking, Stacking, Loading & Bins
Boilerhouse Cleaners & Helpers (EGF)
Crane Helper
Piler Operator
Remelt
Powdered Sugar
Bulk Sugar Silos
Pulp Drier Pressman
STATION D*	$9.68	$9.97	$10.17
Rock & Trash Catcher Helpers
Beet Washer Helpers, Trash Rolls & Picking Table
Sweepers & Janitors
Sewer Screens
Pulp Drier Shovelers, Sweepers, & Cleaners
Beet Laboratory—EGF
Handling Molasses
Miscellaneous Labor
Factory Yard Beet Receiving
Beet Storage (Ventilation)
Receiving & Handling Supplies
STATION D—NEW HIRES	$8.29	$8.54	$8.71
Rock & Trash Catcher Helpers
Beet Washer Helpers, Trash Rolls & Picking Table
Sweepers & Janitors
Sewer Screens
Pulp Drier Shovelers, Sweepers & Cleaners
Beet Laboratory—EGF
Handling Molasses
Miscellaneous Labor
Factory Yard Beet Receiving
Beet Storage (Ventilation)
Receiving & Handling Supplies

*
Second Year and thereafter.

WORK CLASSIFICATION AND WAGE SCALE
OFFICE EMPLOYEES
Hillsboro, Moorhead, Crookston

	Aug. 1 1999	Aug. 1 2000	Aug. 1 2001
Materials Handling Foreman—MHD	$16.22	$16.70	$17.04
Storeroom Foreman—MHD—DN—CRX	15.70	16.17	16.49
Storekeeper	12.66	13.04	13.30
Clerk-Utility	12.04	12.40	12.65
Clerk-Shipping	12.04	12.40	12.65
Accounts Payable Clerk	12.04	12.40	12.65
Assistant Storekeeper	9.27	9.55	9.74

STOREROOM FLOORPERSON
AT ALL PLANTS

	Aug. 1 1999	Aug. 1 2000	Aug. 1 2001
Head Storeroom Floor Person	$11.31	$11.65	$11.88
Storeroom Floorperson	10.24	10.55	10.76

AGRICULTURE REPAIR EMPLOYEES
Moorhead, Crookston, East Grand Forks, Drayton, Hillsboro

	Aug. 1 1999	Aug. 1 2000	Aug. 1 2001

Agriculture Repair Foreman	$18.62	$19.17	$19.56
Agriculture Repair Man—1st class	17.87	18.41	18.77
Deep Freeze/Agriculture Repair Man—1st class	17.87	18.41	18.77
Agriculture Repair Man—2nd class	17.36	17.88	18.24
Deep Freeze/Agriculture Repair Man—2nd class	17.36	17.88	18.24
Agriculture Mechanic Helper	10.69	11.01	11.23

WORK CLASSIFICATION AND WAGE SCALE
EAST GRAND FORKS CENTRAL WAREHOUSE

	Aug. 1 1999	Aug. 1 2000	Aug. 1 2001
Materials Handling Foreman	$16.45	$16.95	$17.29
Asst. Materials Handling Foreman	15.70	16.17	16.49
Truck Driver	14.70	15.14	15.44
Materials Handler	11.31	11.65	11.88

    In cases where any of the above classifications are not now filled or required at any of the individual plants, the Employer shall not be obligated to fill such classification.

    It is understood and agreed by the parties to this agreement of which this work classification and wage scale is a part that the agreement and the foregoing wage scale shall become effective August 1, 1999.

ROTATING SHIFT SCHEDULE—PRIMARY

1st WEEK

SHIFT	MON.	TUES.	WED.	THURS.	FRI.	SAT.	SUN.
"A"	D	D	D	D	D	OFF	OFF
"B"	S	S	OFF	G	G	G	G
"C"	G	G	G	OFF	OFF	D	D
"D"	OFF	OFF	S	S	S	S	S

2nd WEEK

SHIFT	MON.	TUES.	WED.	THURS.	FRI.	SAT.	SUN.
"A"	OFF	OFF	S	S	S	S	S
"B"	G	G	G	OFF	OFF	D	D
"C"	D	D	D	D	D	OFF	OFF
"D"	S	S	OFF	G	G	G	G

3rd WEEK

SHIFT	MON.	TUES.	WED.	THURS.	FRI.	SAT.	SUN.
"A"	S	S	OFF	G	G	G	G
"B"	D	D	D	D	D	OFF	OFF
"C"	OFF	OFF	S	S	S	S	S
"D"	G	G	G	OFF	OFF	D	D

4th WEEK

SHIFT	MON.	TUES.	WED.	THURS.	FRI.	SAT.	SUN.
"A"	G	G	G	OFF	OFF	D	D
"B"	OFF	OFF	S	S	S	S	S
"C"	S	S	OFF	G	G	G	G
"D"	D	D	D	D	D	OFF	OFF
D = DAYLIGHT SHIFT
G = GRAVEYARD SHIFT
S = SWING SHIFT

    The cycle of shifts in the above schedule is completed with the Fourth Week and commences to repeat with the Fifth Week.

OPTIONAL SHIFT SCHEDULE—I

1st WEEK

SHIFT	MON.	TUES.	WED.	THURS.	FRI.	SAT.	SUN.
"A"	D	D	D	D	D	OFF	OFF
"B"	S	S	S	S	OFF	D	D
"C"	G	G	OFF	OFF	S	S	S
"D"	OFF	OFF	G	G	G	G	G

2nd WEEK

SHIFT	MON.	TUES.	WED.	THURS.	FRI.	SAT.	SUN.
"A"	OFF	OFF	G	G	G	G	G
"B"	D	D	D	D	D	OFF	OFF
"C"	S	S	S	S	OFF	D	D
"D"	G	G	OFF	OFF	S	S	S

3rd WEEK

SHIFT	MON.	TUES.	WED.	THURS.	FRI.	SAT.	SUN.
"A"	G	G	OFF	OFF	S	S	S
"B"	OFF	OFF	G	G	G	G	G
"C"	D	D	D	D	D	OFF	OFF
"D"	S	S	S	S	OFF	D	D

4th WEEK

SHIFT	MON.	TUES.	WED.	THURS.	FRI.	SAT.	SUN.
"A"	S	S	S	S	OFF	D	D
"B"	G	G	OFF	OFF	S	S	S
"C"	OFF	OFF	G	G	G	G	G
"D"	D	D	D	D	D	OFF	OFF
D = DAYLIGHT SHIFT
G = GRAVEYARD SHIFT
S = SWING SHIFT

    The cycle of shifts in the above schedule is completed with the Fourth Week and commences to repeat with the Fifth Week.

OPTIONAL SHIFT SCHEDULE—II

1st WEEK

SHIFT	MON.	TUES.	WED.	THURS.	FRI.	SAT.	SUN.
"A"	D	D	D	D	D	OFF	OFF
"B"	S	S	S	OFF	OFF	D	D
"C"	G	OFF	OFF	S	S	S	S
"D"	OFF	G	G	G	G	G	G

2nd WEEK

SHIFT	MON.	TUES.	WED.	THURS.	FRI.	SAT.	SUN.
"A"	OFF	G	G	G	G	G	G
"B"	D	D	D	D	D	OFF	OFF
"C"	S	S	S	OFF	OFF	D	D
"D"	G	OFF	OFF	S	S	S	S

3rd WEEK

SHIFT	MON.	TUES.	WED.	THURS.	FRI.	SAT.	SUN.
"A"	G	OFF	OFF	S	S	S	S
"B"	OFF	G	G	G	G	G	G
"C"	D	D	D	D	D	OFF	OFF
"D"	S	S	S	OFF	OFF	D	D

4th WEEK

SHIFT	MON.	TUES.	WED.	THURS.	FRI.	SAT.	SUN.
"A"	S	S	S	OFF	OFF	D	D
"B"	G	OFF	OFF	S	S	S	S
"C"	OFF	G	G	G	G	G	G
"D"	D	D	D	D	D	OFF	OFF
D = DAYLIGHT SHIFT
G = GRAVEYARD SHIFT
S = SWING SHIFT

    The cycle of shifts in the above schedule is completed with the Fourth Week and commences to repeat with the Fifth Week.

OPTIONAL SHIFT SCHEDULE—III

1st WEEK

SHIFT	MON.	TUES.	WED.	THURS.	FRI.	SAT.	SUN.
"A"	D	D	D	D	D	OFF	OFF
"B"	S	OFF	OFF	G	G	G	G
"C"	G	G	G	OFF	OFF	D	D
"D"	OFF	S	S	S	S	S	S

2nd WEEK

SHIFT	MON.	TUES.	WED.	THURS.	FRI.	SAT.	SUN.
"A"	OFF	S	S	S	S	S	S
"B"	G	G	G	OFF	OFF	D	D
"C"	D	D	D	D	D	OFF	OFF
"D"	S	OFF	OFF	G	G	G	G

3rd WEEK

SHIFT	MON.	TUES.	WED.	THURS.	FRI.	SAT.	SUN.
"A"	S	OFF	OFF	G	G	G	G
"B"	D	D	D	D	D	OFF	OFF
"C"	OFF	S	S	S	S	S	S
"D"	G	G	G	OFF	OFF	D	D

4th WEEK

SHIFT	MON.	TUES.	WED.	THURS.	FRI.	SAT.	SUN.
"A"	G	G	G	OFF	OFF	D	D
"B"	OFF	S	S	S	S	S	S
"C"	S	OFF	OFF	G	G	G	G
"D"	D	D	D	D	D	OFF	OFF
D = DAYLIGHT SHIFT
G = GRAVEYARD SHIFT
S = SWING SHIFT

    The cycle of shifts in the above schedule is completed with the Fourth Week and commences to repeat with the Fifth Week.

    During the term of the Agreement, the Company, after agreement with the Union, may try for one campaign at one location a 12 hour day schedule on a cost neutral basis for the Company. If the Company and the Union agree, the 12 hour day schedule may be continued or expanded after the trial concludes.

NOTES & EXAMPLES

Janitors Start Times

    During the course of the 1990 Negotiations it was agreed that local agreements may be made regarding the adjustment of starting times for janitors. Such adjustments will not have the affect of causing any additional overtime to be paid.

DRUG & ALCOHOL TESTING POLICY

    The Company will maintain a Drug and Alcohol Testing Policy under the terms of this Agreement. The policy will be set forth in the Employee Handbook.

ATTENDANCE PROGRAM

Excused Absences

    The following absences will be excused and will not result in disciplinary action for any purpose:

  1.
  Scheduled vacation, holidays, floating holidays as provided in the union contract.

  2.
  Jury duty.

  3.
  Time off due to bona fide industrial injury or accident.

  4.
  Funeral leave in accordance with the union contract.

  5.
  Any approved leave of absence.

  6.
  Time off due to official union business.

  7.
  Absences granted in accordance with the Family Medical Leave Act or similar state law.

  8.
  Pre-authorized medical absence with a 16 hour notice and proper medical documentation.

  9.
  Storm or weather related event as declared by the Production Superintendent.

  10.
  For campaign employees with less than three campaigns, the three scheduled, unpaid days off presently granted per past practice.

  11.
  For campaign employees with more than three campaigns, the two scheduled, unpaid days off presently granted per past practice.

Other Absences

1.
An employee shall be granted up to 40 hours of unscheduled absences. Unscheduled absences shall be paid from sick leave time, floating holidays, or vacation time, as appropriate and as available to the employee.

2.
After an employee has exhausted 40 hours of unscheduled absence time, they shall be subject to progressive discipline, but separate from other non-attendance violations for each subsequent occurrence.

3.
An employee who does not call in in a timely fashion shall be subject to progressive discipline, but separate from other non-attendance violations.

4.
An employee who is tardy more than five days shall be subject to progressive discipline, but separate from other non-attendance violations for each subsequent occurrence.

5.
An employee who is absent 3 days without a call in will be terminated.

6.
Any employee entitled to sick leave with unscheduled absence time remaining at contract year end, may have the balance paid (up to 40 hours) at the employee's hourly rate.

Progressive Discipline

1st Offense	—	Verbal Warning
2nd Offense	—	Written Warning
3rd Offense	—	One-Day Suspension
4th Offense	—	Termination

    It should be understood that these are guidelines and are not absolute and inflexible rules. The merits of each case will determine what and when any disciplinary action is to be taken.

1000 Hour Incentive

    Employees who retire with a minimum of 1000 hours of accrued sick leave will receive an additional year of service credit for pension purposes. Employees with less than 1000 hours shall receive a pro-rated year of service. Employees with more than 1000 hours shall receive an additional pro-rated year. Employees must be previously vested in the pension plan to qualify for this provision.

    The attendance program will be effective September 1, 1999. Effective September 1,1999 the oldest active attendance related discipline will be rolled off for each employee.

Addendum Relating To
Four 10-Hour Day Schedules
For Inter-Campaign Work

    The parties have agreed that four 10-hour day schedules may be utilized during the inter-campaign period. The Union and Employer recognize that not all classifications and/or departments may be scheduled on four 10-hour days and, accordingly, the Employer will advise the Union of those classifications and/or departments where it intends to utilize such schedules. Such notification shall be given prior to the implementation thereof so that the parties will have sufficient time to meet and discuss any questions concerning such schedules.

    The following is a listing of the provisions of the Master Agreement which will be modified where four 10-hour day schedules are used and the modifications to be made thereto:

    1.  Section 3.4:  During inter-campaign, employees may be scheduled to work Monday through Thursday, commencing at 7:00 a.m. and running for ten (10) hours each day exclusive of a lunch period which shall be allowed without pay at such time each day and for such length as may be agreed upon at each plant. There shall be a break period approximately in the middle of the first five (5) hours of work and another break period approximately in the middle of the second five (5) hours of work. A break shall be fifteen (15) minutes in length. Such breaks are to be scheduled by management so as not to interfere with normal operations. This time is to be paid for by the Company.

    2.  Section 3.6:  During the inter-campaign when work is required on two (2) shifts, the shifts will start and end at times determined by mutual agreement between the Local Union and the Company. Each shift will be ten (10) hours long, and employees assigned to their particular work will receive a fifteen (15) minute paid rest period approximately midway through the first five (5) hours and the last five (5) hours as well as a twenty (20) minute paid lunch period.

    3.  Section 3.9:  During inter-campaign there shall be a shift differential of fifteen ($.15) cents per hour for the second ten (10) hour shift. If two (2) shifts are scheduled, these shifts shall be rotated. Shift differential shall be computed in holiday, vacation and over-time pay. Shift differential does not apply to watchmen.

    4.  Section 4.1(a):  The regular workday shall be ten (10) hours. The regular work week shall be forty (40) hours. For purposes of determining when overtime occurs, a week shall be measured from 7:00 a.m. Monday to 7:00 a.m. the following Monday and a day shall be measured from 7:00 a.m. of one day to 7:00 a.m. on the following day.

    5.  Section 4.2:  Overtime shall be paid at the rate of one and one-half times the straight-time rate.

    (a)
    For all work in excess of ten (10) hours per day;

    (b)
    For all work in excess of forty (40) hours per week;

    (c)
    For all work performed on the fifth (5th) or sixth (6th) day of any week.

    (d)
    When Article IV, 4.10 does not apply, then all overtime shall be awarded according to seniority where ability is sufficient to perform the work required.

    6.  Section 13.1:  In any week in which a holiday falls, the four (4) ten (10) hour day schedule shall not be utilized and employees will be scheduled to work regular eight (8) hour days. The floating holidays provided shall be limited to eight (8) hours. A year-round employee may supplement an eight (8) hour floating holiday with two (2) hours of accumulated vacation pay-

    7.  Section 14.4:  The pay for each day of vacation for which an employee is eligible shall be computed on the basis of the straight-time rate of pay per hour multiplied by ten (10) hours. For purposes of computing vacation pay, one (1) week of vacation is equal to forty (40) hours.

    8.  Section 15.1:  For purposes of calculating sick leave, one (1) week shall be equal to forty (40) hours of pay.

    9.  Section 15.2:  The waiting period for short-term disability benefits will be calculated in the same way as if the employee had been working a regular eight (8) hour schedule.

    10.  Section 15.4:  An employee required to be absent from work for jury service shall receive ten (10) hours straight-time pay for each day of jury duty falling on his regularly scheduled work days up to and including forty (40) hours in any one (1) week, less the amount of any jury pay which he receives. Each day of jury service falling on a regularly scheduled work day shall be credited as one (1) ten (10) hour day in the computation of overtime. To be eligible for these jury service benefits, the employee must notify his immediate supervisor at the time he first receives notice of his call to jury service and must furnish evidence of the amount of pay received for jury service.

    11.  Section 15.5:  In calculating the funeral leave benefit, a day shall be considered eight (8) hours and a year-round employee may supplement a funeral leave day with two (2) hours of accumulated vacation.

    12.  Sections 1.6, 5.13, 6.3, and 9.5:  All references contained in these Sections to a working day shall mean a traditional eight (8) hour per day—five (5) day per week schedule.

    The Employer and the Union shall both have the right to terminate the provisions of this Addendum and the four (4) day per week, ten (10) hour per day work schedules by giving written notice to the other party at least seven (7) calendar days prior to the effective date of termination. Any termination shall take place on a Monday at the beginning of a work week as provided in this agreement.

    The parties recognize that the provisions of this Addendum have been negotiated as a pilot or trial program and that adjustments to this Addendum may be necessary during the term of this agreement. It is agreed that any such modifications or interpretations that may be required shall be made after full discussion and by mutual agreement of the parties.

Addendum Relating To
Moorhead Packaging and Warehouse Operations

    The parties have agreed that certain provisions of the Master Agreement be modified with respect to employees working in the Moorhead Packaging and Warehouse area. The following is a listing of modifications, which supercede all other provisions of the Master Agreement for such employees:

A.  Seniority

    1.  Separate seniority provisions shall be established which are distinct and separate from the main factory and agriculture/beet seed operations.

    2.  Employees wishing to bid or transfer to vacant permanent positions from one area to another would have zero seniority for such purposes, but would have preference for such vacant positions before hiring a new person from the street.

    3.  Any lay-offs or recall shall be made in accordance with the established departmental seniority, except in the case of an operations shutdown of either the packaging or factory operations areas. If such shutdowns should occur the two seniority lists shall be combined and the most senior employees shall be retained at their present wage scale. (Operation shutdowns shall be defined as a complete/ permanent shutdown of either facility or lay-off of year-round employees for more than six months.)

B.  Established Core Compliment of Year-Round Positions

    1.  A core group of 75-80 year-round positions shall be established.

    2.  Temporary employees may be utilized to supplement the year-round workforce for temporary or short term increases due to production requirements. Once a temporary employee has worked 195 days in any 12 month period, they shall be considered a year-round employee. Their seniority shall be tracked for purposes of lay-off and recall. At no time will a temporary employee be assigned to the Technician I, II or III group unless it has been mutually agreed upon by local management and local union committee.

    3.  The testing procedures for attaining year-round status shall be suspended for packaging/warehouse positions. However, if year-round employees bid on vacancies in the main factory, such employee must possess the minimum skills established for a mechanic helper and pass the associated testing requirements.

C.  Classification and Wage Schedule

    1.  See Moorhead Packaging/Warehouse Classification and Wage Schedule.

    2.  All overtime shall be paid in accordance with Article 4.2 and 4.3 of the Master Agreement.

D.  Emergency Situations

    It is recognized that in emergency situations it may be necessary to utilize mechanical/electrical personnel from the factory operations on a short term basis. Emergency situations shall be defined as a production shutdown.

    Any specialized, skilled factory employee assigned to the packaging area (Electrician, Instrumentation, Mechanical), shall be paid a minimum rate of Packaging Technician I.

Moorhead Packaging/Warehouse Classification
and Wage Schedule

	Aug. 1 1999	Aug. 1 2000	Aug. 1 2001
Technician I	$19.00	$19.57	$19.96
Technician II	16.10	16.58	16.91
Technician III	12.04	12.40	12.65
Technician IV	11.48	11.82	12.06
Temporary Employee	10.24	10.55	10.76

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives thereto duly authorized this 24th day of August, 1999.

Bakery, Confectionery, Tobacco Workers & Grain Millers (AFL-CIO, CLC)
/s/ JACK LICK Jack Lick
/s/ DAN GUST Dan Gust
American Crystal Sugar Company
/s/ DAVID BERG David Berg
/s/ DAVID WALDEN David Walden
/s/ DAVE GRAVALIN Dave Gravalin
/s/ MICHELE BERG Michele Berg
/s/ JENNY KJOS Jenny Kjos
Local #264-G, East Grand Forks, Minnesota
/s/ CHARLES HUGHES Charles Hughes
/s/ MEL MORRIS Mel Morris
/s/ MARK FROEMKE Mark Froemke
/s/ SCOTT RIPPLINGER Scott Ripplinger
/s/ ROBERT HEWITT Robert Hewitt
Local #265-G, Chaska, Minnesota
/s/ JERRY LAHR Jerry Lahr
Local #266-G, Moorhead, Minnesota
/s/ BYRON BOWLUS Byron Bowlus
/s/ TONY ST. MICHEL Tony St. Michel
/s/ DAN OLSON Dan Olson
/s/ PENNY GUNDERSON Penny Gunderson
Local #267-G, Crookston, Minnesota
/s/ ELTON JONES Elton Jones
/s/ ROGER DELAGE Roger Delage
/s/ RALPH VIGOREN Ralph Vigoren
/s/ ALICE OSETH Alice Oseth
Local #269-G, Mason City, Iowa
/s/ DENNIS PAULSON Dennis Paulson
Local #326-G, Drayton, North Dakota
/s/ BRAD NELSON Brad Nelson
/s/ JOHN G. RISKEY John G. Riskey
/s/ BILL TUTTLE Bill Tuttle
Local #372-G, Hillsboro, North Dakota
/s/ TERRY HOLM Terry Holm
/s/ LARRY SINNER Larry Sinner

QuickLinks

MASTER AGREEMENT PREAMBLE
ARTICLE I RECOGNITION
ARTICLE II DEFINITIONS
ARTICLE III WORK SCHEDULES

ARTICLE IV OVERTIME
ARTICLE V SENIORITY

ARTICLE VI LAY-OFF AND RECALL— HIRING AND REHIRING
ARTICLE VII DISCIPLINE AND DISCHARGE
ARTICLE VIII SERVICE IN ARMED FORCES
ARTICLE IX GRIEVANCE AND ARBITRATION

ARTICLE X NO STRIKES OR LOCKOUT
ARTICLE XI UNION SECURITY
ARTICLE XII LEAVES OF ABSENCE
ARTICLE XIII HOLIDAYS
ARTICLE XIV VACATIONS
ARTICLE XV SICK LEAVE AND PAID ABSENCE

ARTICLE XVI MISCELLANEOUS
ARTICLE XVII WORK CLASSIFICATIONS AND WAGE RATES
ARTICLE XVIII TERM OF AGREEMENT